Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

entered into by and among

GENERAL FINANCE CORPORATION,

UNITED RENTALS (NORTH AMERICA), INC.

And

UR Merger Sub VI Corporation

Dated as of April 15, 2021

TABLE OF CONTENTS

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EXHIBITS, SCHEDULES AND ANNEXES

EXHIBITS

Exhibit A         Form of Non-Competition Agreement

SCHEDULES

Schedule A     Non-Compete Person

Schedule B      Key Employees

Company Disclosure Schedule

ANNEXES

Annex I          Conditions to the Offer

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 15, 2021, is entered into by and among General Finance Corporation, a Delaware corporation (the “Company”), United Rentals (North America), Inc., a Delaware corporation (“Parent”), and UR Merger Sub VI Corporation, a Delaware corporation and Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement, Merger Sub shall commence a cash tender offer to acquire any and all of the outstanding Shares (as defined below) of the Company for $19.00 per share (such amount, or any other amount per share paid in such offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest (such offer, as may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger, and pursuant to the Merger each Share that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation of the Offer;

WHEREAS, the Company Board has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares) and (c) recommended that the holders of Shares tender their Shares in the Offer;

WHEREAS, the board of directors of Parent has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), and (c) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company, in their capacities as such, have entered into and delivered to Parent a tender and support agreement (collectively, the “Tender and Support Agreements”) in connection with the Offer and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the Employee set forth on Schedule A hereto (the “Non-Compete Person”) has entered into and delivered to Parent a confidentiality, non-solicitation and non-competition agreement, in the form attached hereto as Exhibit A (the “Non-Competition Agreement”), to be contingent upon and effective as of the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each of the persons listed on Schedule B hereto (each, a “Key Employee”) has entered into an “at will” employment arrangement with Parent, the Surviving Corporation or a Subsidiary of Parent, in each case to be contingent upon and effective as of the Closing (collectively, the “Key Employee Agreements”) and a side letter pursuant to Schedule 3.03 of the Company Disclosure Schedule (collectively, the “Key Employee Side Letters”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

Definitions; Interpretation and Construction

Section 1.01.      Definitions. Unless otherwise specified in this Agreement and subject to Section 1.02 and Section 1.03, the following terms have the meanings set forth in this Section 1.01:

“Acquisition Proposal” means any proposal, offer, or indication of interest relating to a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, share exchange, recapitalization, reorganization, spin-off, plan of arrangement, business combination, direct or indirect acquisition or any other similar transaction (or series of related transactions), that if consummated would result in any Person or Group, directly or indirectly, becoming the beneficial owner of 15 percent or more of the: (a) total voting power of the Company or any of its Subsidiaries; or (b) consolidated net revenues, net income or total assets of the Company and its Subsidiaries, in each case of the foregoing clauses (a) and (b) of this definition, as of the date of such proposal, offer, inquiry or indication of interest, other than any proposal, offer, inquiry or indication of interest made by or on behalf of Parent, Merger Sub or any of their Subsidiaries or any acquisition by Parent, Merger Sub or any of their Subsidiaries pursuant to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any agreement, letter of intent, memorandum of understanding, agreement in principle or any other similar agreement relating to any Acquisition Proposal.

“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.

“Applicable Date” means June 30, 2018.

“Australian Treasurer” means the Treasurer of the Commonwealth of Australia.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Book Entry Share” has the meaning set forth in Section 3.01(c).

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in the County of New York, New York are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Delaware is closed.

“Bylaws” has the meaning set forth in Section 2.09.

“Capitalization Date” means 5:00 p.m. (New York time) on April 15, 2021.

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.05.

“Change of Recommendation” means any of the actions set forth in Section 6.02(d)(i).

“Charter” has the meaning set forth in Section 2.08.

“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Indebtedness” means any Indebtedness as of immediately prior to the Closing that is listed on Schedule 1.01(a) or otherwise incurred by the Company prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means Pac-Van, Inc.’s 401(k) Plan.

“Company Approvals” has the meaning set forth in Section 4.04(a).

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential obligation or liability is borne by, the Company or any of its Subsidiaries, including ERISA Plans, “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company, and also includes any committee thereof to the extent such a committee, as of the applicable time (a) was or is authorized to exercise the powers and authority of the board of directors of the Company pursuant to the Company’s Organizational Documents and/or the DGCL, and (b) was or is exercising such powers and authority.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Equity Awards” means, collectively, the Company Options, Company RSUs and Company Restricted Stock.

“Company Equity Payments” has the meaning set forth in Section 3.03(d)

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Option” means any outstanding option to purchase Shares granted under the Stock Plans.

“Company Preferred Stock” means the shares of preferred stock of the Company, par value $0.0001 per share, of which shares have been designated as (i) Series B Preferred Stock and (ii) Series C Preferred Stock.

“Company Privacy Commitments” means all commitments, statements and policies of the Company or any of its Subsidiaries with respect to Personal Information.

“Company Recommendation” has the meaning set forth in Section 4.03(b).

“Company Registered IP” means all Company Intellectual Property that are Registered.

“Company Reports” means the reports, forms, proxy statements, prospectuses, registration statements and other statements, certifications and documents required to be or are otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Company Restricted Stock” means any outstanding Share of restricted stock granted under the Stock Plans.

“Company RSU” means any outstanding restricted stock unit granted under the Stock Plans.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and Parent, dated March 1, 2019.

“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or any of its Subsidiaries as of such date.

“Contract” means any legally binding, oral or written, contract, agreement, lease, license, note, mortgage, indenture, arrangement or any other similar obligation, other than a Company Benefit Plan.

“COVID-19” means COVID-19 or the SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means, as applicable to a Party or its Subsidiaries, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, directive, guideline, recommendation or Law, or any other applicable Laws, directives, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“D&O Insurance” has the meaning set forth in Section 6.09(b).

“Delisting Period” has the meaning set forth in Section 6.14.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in the definition of “Dissenting Stockholders.”

“Dissenting Stockholders” means the holders of Shares who are entitled to and have duly demanded appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such right to appraisal under Section 262 of the DGCL (such Shares for which appraisal has been so duly demanded and the right thereto under Section 262 of the DGCL not effectively withdrawn or otherwise waived or lost, the “Dissenting Shares”).

“DTC” means The Depository Trust Company.

“Effective Time” has the meaning set forth in Section 2.05.

“Eligible Share” has the meaning set forth in Section 3.01(c).

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, right of first refusal, right of first offer, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute. “Encumber” has a meaning correlative thereto.

“End Date” has the meaning set forth in Section 8.02(a).

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, employee safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, or contamination relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning set forth in Section 3.02(a)(i).

“Excluded Shares” has the meaning set forth in Section 3.01(b).

“Expiration Time” has the meaning set forth in Section 2.01(d).

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 of Australia.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FIRB Approval” means either: (i) a notice in writing has been issued by, or on behalf of, the Australian Treasurer to the effect that the Commonwealth of Australia does not object to the transactions contemplated by this Agreement either unconditionally, or on terms that are acceptable to Parent and Merger Sub (acting reasonably) or (ii) the Australian Treasurer has become precluded from making an order under the FATA in relation to the transactions contemplated by this Agreement.

“Fraud” means actual fraud under Delaware Law (including the requisite elements of (i) false representation, usually one of fact, (ii) knowledge or belief that the representation was false (i.e., scienter as opposed to the making of a representation negligently, recklessly or without actual knowledge of its truthfulness), (iii) intention to induce the claimant to act or refrain from acting, (iv) the claimant’s action or inaction was taken in justifiable reliance upon the representation, and (v) the claimant was damaged by such reliance).

“GAAP” means the generally accepted accounting principles as applied in the United States.

“Governmental Antitrust Entity” has the meaning set forth in Section 6.04(b).

“Governmental Entity” means any U.S. or non-U.S. (including any supranational) governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body or other entity or any subdivision or instrumentality thereof, including any public international organization, stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.

“Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; or (b) substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, PFAS/PFOA compounds, radioactive material, radon or mold in concentrations posing a potential hazard to human health.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, all obligations, liabilities or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases (including any finance or operating leases) (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, (d) any obligation under interest rate, currency or commodity derivatives or hedging transactions, (e) for letters of credit, bank guarantees, and other similar Contracts entered into by or on behalf of such Person (other than letters of credit, bank guarantee, and other similar Contracts used as security for leases), (f) any obligation for the deferred purchase price of property or services (other than obligations for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), or (g) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation, liability or undertaking of any other Person contemplated by the foregoing clauses (a) through (f) of this definition, in each case including all interest, penalties and other payments due with respect thereto, but excluding any such guarantees made in respect of (x) intercompany indebtedness, obligations, liabilities or undertakings (including any guarantees or arrangements having the economic effect of a guarantee) solely between or among the Company and any of its Wholly Owned Subsidiaries and/or (y) accounts payable to trade creditors arising in the Ordinary Course of Business and not overdue by more than 90 days.

“Indemnified Parties” means, collectively, each present and former (determined as of the Effective Time for purposes of Section 6.09) director or officer of the Company or any of its Subsidiaries (or other Persons performing similar functions), in each case when acting in such capacity.

“Initial Expiration Time” has the meaning set forth in Section 2.01(d).

“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements maintained by the Company or any of its Subsidiaries.

“Intellectual Property Rights” means all rights anywhere in the world, in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) Trade Secrets; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial and proprietary rights.

“Intervening Event” means any fact, change, effect, event or occurrence that (i) was not known or reasonably foreseeable by the Company Board as of the date hereof or, if so known or reasonably foreseeable, the effects of which were not known or reasonably foreseeable by the Company Board as of the date hereof, and (ii) does not relate to (x) the effect resulting from the public announcement or pendency of this Agreement, (y) the receipt, existence or terms of an Acquisition Proposal or (z) any change in the price or trading volume of the Shares or any other securities of the Company (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment and systems, and all data stored therein or processed thereby, and all associated documentation.

“Key Employee” has the meaning set forth in the Recitals.

“Key Employee Agreements” has the meaning set forth in the Recitals.

“Key Employee Side Letters” has the meaning set forth in the Recitals.

“Knowledge” or any similar phrase means (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 1.01 of the Company Disclosure Schedule, and (b) with respect to Parent and/or Merger Sub, the actual knowledge of Jeffrey Fenton.

“Law” means any law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity, or any Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, accreditations, authorizations, franchises, variances and exemptions required, issued or granted by a Governmental Entity.

“Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects that have occurred prior to the date of determination of the occurrence of a Material Adverse Effect, (x) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities (fixed, contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries (taken as a whole) or (y) would prevent, materially delay, or materially impair the ability of the Company to consummate the Offer and/or Merger; provided, however, that, with respect to clause (x), no such event, change, development, circumstance, fact or effect to the extent resulting from any of the following, either individually or in the aggregate, shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)           events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Company or any of its Subsidiaries operate or their products or services are sold;

(b)           events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which the Company or any of its Subsidiaries operate in the geographic markets in which they operate or where their products or services are sold;

(c)           events, changes, developments, circumstances, facts or effects arising from the announcement of this Agreement, the consummation of the transactions contemplated by this Agreement or the identity of Parent, Merger Sub or their Affiliates as the acquiror of the Company, including (i) in or with respect to, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with customers, Governmental Entities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship; or (ii) any Transaction Litigation (but not any finally adjudicated breach of fiduciary duty or violation of Law itself);

(d)           changes in GAAP or in any applicable Law, including changes in COVID-19 Measures;

(e)           any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(f)            any event, change, development or effect resulting from acts of war (whether or not declared), civil disobedience or unrest, sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing, any natural disaster or calamity or any outbreak of illness or other public health event (including COVID-19 and variants thereof and other pandemics) in each case to the extent not caused by the Company or any of its Subsidiaries or its or their respective Representatives;

(g)           a decline in the market price of the Shares on the NASDAQ; provided that any event, change, development or effect underlying such decline in market price may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(h)           any action taken (or failure to take any action) by the Company that is expressly required or prohibited (as applicable) by the terms of this Agreement; provided further that, with respect to clauses (a), (b), (d) and (f) of this definition, such events, changes, developments, circumstances, facts or effects (as the case may be) shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent (but only to such extent) they disproportionately adversely affect the Company and its Subsidiaries (taken as a whole) relative to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 4.12(a)(xvii).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Annex I.

“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.

“NASDAQ” means the Nasdaq Global Select Market.

“Non-Compete Person” has the meaning set forth in the Recitals.

“Non-Competition Agreement” has the meaning set forth in the Recitals.

“Non-U.S. Company Plan” has the meaning set forth in Section 4.13(a).

“Non-Wholly Owned Subsidiary” means, with respect to a Person, a Subsidiary whose equity or ownership interests are not all directly or indirectly owned by such Person.

“Notice Period” has the meaning set forth in Section 6.02(d)(iii)(y).

“NYSE” means the New York Stock Exchange.

“NZ Act” means the Overseas Investment Act 2005 of New Zealand, as amended.

“NZMOF” means the New Zealand Minister of Finance, whose approval in respect of the implementation of the transactions contemplated under this Agreement is or may be required under the NZ Act.

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” has the meaning set forth in Section 2.01(b).

“Offer Conditions” has the meaning set forth in Section 2.01(b).

“Offer Documents” has the meaning set forth in the Section 2.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 2.01(c).

“OIO” means the New Zealand Overseas Investment Office.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, the conduct that is consistent in nature and scope with the past practices of such Person prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of such Person or taken or not taken reasonably in response to exigent circumstances.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any Person associated with or acting on behalf of the Company or any of its Subsidiaries is conducting or has conducted business involving the Company or any of its Subsidiaries or the Company or any of its Subsidiaries are otherwise subject.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.04(a).

“Parties” has the meaning set forth in the Preamble.

“Paying Agent” means the paying agent selected by Parent prior to the Initial Expiration Time after reasonable consultation with the Company.

“Paying Agent Agreement” means the Contract pursuant to which Parent shall appoint the Paying Agent, which shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed).

“Pay-Off Documentation” has the meaning set forth in Section 6.17.

“Permitted Confidentiality Agreement” has the meaning set forth in Section 6.02(b)(i).

“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) with respect to Real Property, other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted, or restrictions or exclusions that would be shown by a current title report or other similar report; (d) restrictions on transfer solely arising under or relating to applicable securities Laws; and (e) with respect to the Company and its Subsidiaries, Encumbrances arising under or relating to this Agreement or any of the Organizational Documents of the Company or any of its Subsidiaries, respectively.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that (a) alone or in combination with other information held by the Company, can be used to identify an individual person, household, device or browser, or (b) is otherwise protected under applicable Privacy Laws.

“Personal Property” has the meaning set forth in Section 4.06.

“Preferred Stock Redemptions” has the meaning set forth in Section 6.18.

“Privacy Laws” means all applicable Laws relating to data protection and privacy, Personal Information, electronic communications, electronic marketing and information security.

“Proceeding” means any action, cause of action, claim, litigation, suit, investigation by a Governmental Entity, or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Real Property” means the Owned Real Property and Leased Real Property.

“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“Restraint” has the meaning set forth in Section 7.01(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” has the meaning set forth in Section 2.02(a).

“Schedule TO” has the meaning set forth in the Section 2.01(h).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means the unsecured senior notes of the Company in an aggregate principal amount of $69,000,000, bearing interest at the rate of 7.875% per annum with a maturity date of July 31, 2025.

“Series B Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series B 8% Cumulative Preferred Stock of the Company.

“Series B Preferred Stock” means any share of the 8.00% Series B cumulative preferred stock of the Company, par value $0.0001 per share.

“Series C Certificate of Designation” means the Amended and Restated Certificate of Designations, Preferences and Rights of 9.00% Series C Cumulative Redeemable Preferred Perpetual Stock of the Company.

“Series C Preferred Stock” means any share of the 9.00% Series C cumulative redeemable perpetual preferred stock of the Company, par value $0.0001 per share.

“Share” means any share of the common stock of the Company, par value $0.0001 per share.

“Significant Subsidiary” means, with respect to a Person, a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Stock Plans” means the Company’s Amended and Restated 2014 Stock Incentive Plan and 2009 Stock Incentive Plan, in each case, as amended from time to time.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal, made after the date of this Agreement, that, if the transactions or series of related transactions contemplated thereby were consummated, would result in a Person or Group (other than Parent, Merger Sub or any of their Subsidiaries or any Group of which Parent, Merger Sub or any of their Subsidiaries is a member) becoming the beneficial owner of, directly or indirectly, at least 50 percent of the: (a) total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company or the resulting, direct or indirect, parent of the Company or such surviving entity); or (b) consolidated net revenues, net income or total assets of the Company and its Subsidiaries, in each case of the foregoing clauses (a) and (b) of this definition, as of the date of such Acquisition Proposal, that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, that (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent pursuant to Section 6.02(d)(iii)) and (ii) is reasonably likely to be consummated, taking into account any legal, financial, regulatory and financing aspects (including the existence of a financing contingency), and the likelihood and timing of consummation thereof.

“Surviving Corporation” has the meaning set forth in Section 2.03.

“Tail Period” means the six years from and after the Effective Time.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or Law that limits or restricts business combinations or the ability to acquire or vote equity securities.

“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, ad valorem, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any such taxes, duties and assessments (such a Governmental Entity, a “Taxing Authority”).

“Taxing Authority” has the meaning set forth in the definition of “Taxes.”

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes or the administration of any Laws relating to Taxes, including, for the avoidance of doubt, any amendments or supplements thereof, required to be filed or supplied to any Taxing Authority.

“Tender and Support Agreements” has the meaning set forth in the Recitals.

“Termination Fee” means an amount equal to $22,000,000.

“Third-Party Consents” has the meaning set forth in Section 6.05.

“Top Customer” has the meaning set forth in Section 4.20(a)(i).

“Top Supplier” has the meaning set forth in Section 4.20(b)(i).

“Trade Control and Sanctions Regulations” means all applicable sanctions, export control, anti-boycott, customs and similar Laws in the United States and other jurisdictions (to the extent consistent with U.S. Law) in which the Company or any of its Subsidiaries do business, have done business or are otherwise subject to, including without limitation the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, Section 999 of the Code, U.S. customs regulations and the Foreign Trade Regulations.

“Trade Secrets” means confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists.

“Transaction Litigation” has the meaning set forth in Section 6.11.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any agreement or covenant in this Agreement, regardless of whether breaching this Agreement was the object of the act or failure to act.

Section 1.02.      Other Terms. Each of the capitalized terms used in this Agreement and not defined in Section 1.01 has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

Section 1.03.      Interpretation and Construction.

(a)           The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b)           Unless otherwise specified in this Agreement or the context otherwise requires:

(i)              all Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses, exhibits and schedules to this Agreement;

(ii)             if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(iii)            the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa;

(iv)            words importing the masculine gender shall include the feminine and neutral genders and vice versa;

(v)             whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”;

(vi)            the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement;

(vii)           the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(viii)          all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP;

(ix)             references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions;

(x)             the term “dollars” and the symbol “$” mean U.S. Dollars and all amounts in this Agreement shall be paid in U.S. Dollars;

(xi)             references to information or documents having been “made available” (or words of similar import) by or on behalf of the Company to Parent shall be deemed satisfied if (A) the information or document is made available in a virtual data room established by or on behalf of the Company at least one Business Day prior to the date of this Agreement, or (B) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions at least one Business Day prior to the date of this Agreement; and

(xii)           all references to any statute include the rules and regulations promulgated thereunder.

(c)           The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

The Transactions

Section 2.01.      The Offer.

(a)           As promptly as practicable after the date of this Agreement but in no event later than April 26, 2021, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)           In accordance with the terms and conditions of this Agreement, and subject only to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Annex I (collectively, the “Offer Conditions”), Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time, irrevocably accept for payment (the time of acceptance for payment, the “Offer Acceptance Time”) and, at or as promptly as practicable following the Offer Acceptance Time (but in any event within two Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Parent shall provide or cause to be provided to Merger Sub, at the Offer Acceptance Time and on a timely basis at all times thereafter, the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement and subject only to the Minimum Condition and the other Offer Conditions. Merger Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose any conditions to the Offer other than the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions in a manner that makes such Offer Condition more difficult to satisfy, (F) amend, modify or waive the Minimum Condition, (G) except as otherwise required or expressly permitted by Section 2.01(e), extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or (I) otherwise amend, modify or supplement any of the other terms of the Offer in a manner adverse to the holders of Shares. The Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is terminated in accordance with Article VIII.

(d)           The Offer shall expire at midnight (New York time) (i.e., one minute after 11:59 p.m. (New York time)) on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e)           Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows:

(i)              If, at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Parent and Merger Sub (to the extent such waiver is permitted under this Agreement and applicable Law), then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions in consecutive increments of up to 5 Business Days (or such longer period with the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed)) each (each such increment to end at 5:00 p.m., New York time, on the last Business Day of such increment) in order to permit the satisfaction of such Offer Condition(s); and

(ii)             Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff;

provided, however, that, in each case, in no event shall Merger Sub be required to or, without the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed), be permitted to extend the Offer beyond the earliest to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the End Date.

(f)           The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.01(f) shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement

(g)          In the event that this Agreement is terminated in accordance with Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to) as promptly as practicable (and in any event within 24 hours of such termination) irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer and shall cause any depositary acting on behalf of Parent or Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)          As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (the Schedule TO, together with all documents included therein pursuant to which the Offer will be made, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent shall use reasonable efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s counsel any information concerning the Company and the Company’s Subsidiaries that is required by the Exchange Act or advisable to be set forth in the Offer Documents. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with any comments (including a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to participate in the response to any comments of the SEC or its staff with respect to the Offer Documents and shall respond promptly to any such comments.

(i)            Parent, Merger Sub and the Paying Agent with respect to the Offer shall be entitled to deduct and withhold from the Offer Price payable pursuant to the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the U.S. Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.02.      Company Actions.

(a)           As promptly as practicable on the day that the Offer is commenced, the Company shall, concurrently with or following the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.02, shall contain the Company Recommendation. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall use reasonable efforts to cause the Schedule 14D-9 as so corrected to promptly be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its counsel any information concerning Parent or Merger Sub that is required by the Exchange Act or advisable to be set forth in the Schedule 14D-9. Unless the Company Board has made a Change of Recommendation, Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. Unless the Company Board has made a Change of Recommendation, the Company shall provide Parent and its counsel with any comments (including a summary of any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall give Parent and its counsel a reasonable opportunity to participate in the response to any comments of the SEC or its staff with respect to the Schedule 14D-9, except if the Company Board has made a Change of Recommendation in connection therewith, and the Company shall respond promptly to any such comments.

(b)          In connection with the Offer, the Company shall (or shall cause its transfer agent to) promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, as of the most recent practicable date, (including lists of non-objecting beneficial owners), and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) as Parent may reasonably request from time to time in connection with the Offer. Parent and Merger Sub and their Representatives shall hold in confidence pursuant to the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the transactions contemplated by this Agreement and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their Representatives to deliver, to the Company or destroy (at the Company’s election) all copies and any extracts or summaries from such information then in their possession or control.

(c)           Subject to Section 6.02, the Company consents to the inclusion in the Offer Documents of a description of the Company Recommendation.

Section 2.03.      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation.”

Section 2.04.      Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York time) on a date to be specified by Parent and the Company (the “Closing Date”), which date shall be as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at such time) (but in no event later than the second Business Day following such satisfaction or waiver of such conditions), remotely via electronic exchange of documents and signatures, unless another date, time or place is agreed to in writing by Parent and the Company.

Section 2.05.      Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.06.      Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company. The Parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 2.07.      Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.08.      Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to take the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name and any references to the sole incorporator of Merger Sub shall be removed, until thereafter duly amended, restated or amended and restated as provided therein and/or by applicable Law.

Section 2.09.      Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein, by the Charter and/or by applicable Law.

Section 2.10.      Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.

Section 2.11.      Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.

Article III

Effect of the Merger on the Capital Stock;
Exchange of Certificates

Section 3.01.      Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of capital stock of the Company or any shares of capital stock of Parent or Merger Sub:

(a)           Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub, par value $0.0001 per share, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)           Cancelation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Owned by Company Subsidiaries. Each Share that is owned by the Company (as treasury stock or otherwise) immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each Share then held by Parent or Merger Sub that was accepted for payment by Merger Sub in the Offer shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. The Shares described in this Section 3.01(b) shall be referred to herein as the “Excluded Shares.”

(c)           Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares to be treated in accordance with Section 3.02(f) and (ii) Excluded Shares to be canceled in accordance with Section 3.01(b)) (each, an “Eligible Share”) shall be converted automatically into and shall thereafter represent only the right to receive the Offer Price, net to the seller in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Share (each, a “Certificate”) or non-certificated Shares held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 3.02.

(d)           Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Company Preferred Stock of the Surviving Corporation, having the same terms and conditions as of immediately prior to the Effective Time, and shall not be affected by the Merger.

Section 3.02.      Delivery of Merger Consideration.

(a)           Deposit of Merger Consideration and Paying Agent.

(i)              At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares pursuant to Section 3.02(b) and the Company Equity Payments to be paid by the Paying Agent pursuant to Section 3.03(d) (such cash, the “Exchange Fund”).

(ii)             Pursuant to the Paying Agent Agreement the Paying Agent shall, among other things, (A) act as the paying agent for the payment and delivery of the Merger Consideration pursuant to the terms and conditions of this Agreement and for the payment of the Company Equity Payments to be paid by the Paying Agent pursuant to Section 3.03(d) and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a nationally recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level sufficient to make prompt payment and delivery of the aggregate Merger Consideration as contemplated by Section 3.01 and the Company Equity Payments to be paid by the Paying Agent pursuant to Section 3.03(d), or to the extent the Exchange Fund is not sufficient to make prompt payment and delivery of the aggregate Merger Consideration in respect of any Dissenting Shares that become Eligible Shares pursuant to the last sentence of Section 3.02(f), Parent shall promptly deposit or cause to be deposited such additional amounts in cash in immediately available funds with the Paying Agent for the Exchange Fund so as to ensure that the Exchange Fund is maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 3.02(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.

(b)           Procedures for Surrender.

(i)              As promptly as practicable after the Effective Time (but in any event within three Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) represented by Certificates or (B) Book-Entry Shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.02(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable, and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.02(e)) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article III.

(ii)             With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent shall transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article III.

(iii)            Upon surrender to the Paying Agent of Eligible Shares that (A) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.02(e)) together with the letter of transmittal, duly completed and executed, and such other customary documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this 3.02(b)(iii), pursuant to such materials and instructions contemplated by Section 3.02(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 3.02(a)(i), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.02(g)) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.02(e)) or such Book-Entry Shares by (2) the Merger Consideration.

(iv)            In the event of a transfer of ownership of any Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(v)             For the avoidance of doubt, no interest shall be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.

(c)           Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books or ledger of the Company of the Eligible Shares. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article III.

(d)           Termination of Exchange Fund.

(i)              Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for 12 months from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 3.02 and any holder of Company Equity Awards who has not received the applicable Company Equity Payments to be paid by the Paying Agent pursuant to Section 3.03(d) shall thereafter look only to the Surviving Corporation as a general creditor thereof and the Surviving Corporation shall remain liable for such payments (after giving effect to any required Tax withholdings as provided in Section 3.02(g) and Section 3.03(a) through Section 3.03(c), as applicable) in respect thereof (subject to abandoned property, escheat and other similar Laws).

(ii)              Notwithstanding anything to the contrary set forth in this Article III, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)           Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.02(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Merger Consideration.

(f)            Appraisal Rights. Subject to the last sentence of this Section 3.02(f), no Dissenting Stockholder shall be entitled to receive the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder and each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and such Dissenting Stockholder shall cease to have any other rights with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice and copies of any written demands for appraisal, actual, attempted or purported withdrawals of such demands, and any other instruments served pursuant to (or purportedly pursuant to) applicable Law that are received by the Company relating to the Company’s stockholders’ demands of appraisal and (ii) a reasonable opportunity to direct all negotiations and Proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment or deposit with respect to any of the Dissenting Stockholders with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Proceedings regarding appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or deposit with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing. If any Dissenting Stockholder shall have effectively withdrawn or otherwise waived or lost the right under Section 262 of the DGCL with respect to any Dissenting Shares, such Dissenting Shares shall become Eligible Shares and thereupon converted into the right to receive the Merger Consideration with respect to such Eligible Shares pursuant to this Article III.

(g)           Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

Section 3.03.      Treatment of Company Equity Awards.

(a)           Company Options. At the Effective Time, each Company Option whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive (without interest), an amount in cash equal to the product of (x) the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Offer Price over (B) the exercise price per Share of such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Offer Price shall be cancelled at the Effective Time for no consideration or payment.

(b)           Company Restricted Stock. At the Effective Time, any vesting conditions applicable to each outstanding award of Company Restricted Stock shall, automatically and without any required action on the part of the holder thereof, accelerate in full and shall be converted into, and become exchanged for the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting), payable in respect of Shares pursuant to Section 3.01.

(c)           Company RSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding Company RSU, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), an amount in cash equal to (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Offer Price, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d)           Company Equity Payments. As soon as reasonably practicable after the Effective Time (and in any event no later than the next payroll date), the Surviving Corporation shall, through the Surviving Corporation’s Shareworks equity compensation payments system or other applicable equity compensation payments system, pay or cause to be paid to the holders of the Company Equity Awards, the amounts contemplated by Section 3.03(a), Section 3.03(b) and Section 3.03(c), respectively (collectively, the “Company Equity Payments”); provided, however, that to the extent the holder of such Company Equity Award is not and was not at any time during the applicable vesting period an employee of the Company or any of its Subsidiaries, such amounts shall not be paid through the payroll system, but shall be paid by the Paying Agent pursuant to Section 3.02.

(e)           Company Actions. The Company, the Company Board and the compensation committee of the Company Board, as applicable, shall, (i) at or prior to the Effective Time, adopt any resolutions and take any actions that are necessary to (A) effectuate the treatment of Sections 3.03(a) through Section 3.03(d) and (B) cause the Stock Plans to terminate at or prior to the Effective Time, if so requested by Parent no later than 10 Business Days prior to the Effective Time, and (ii) prior to the Effective Time, adopt any resolutions and take any actions that are necessary to effectuate the treatment under the Key Employee Side Letters. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

Section 3.04.      Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date hereof and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided that nothing in this Section 3.04 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement.

Article IV

Representations and Warranties of the Company

Except as set forth in the Company Reports filed or furnished on or after the Applicable Date and prior to the date of this Agreement (but excluding any risk factor disclosures contained in the “Risk Factors” section thereof or any forward-looking statement, quantitative and qualitative disclosures about market risk in any other section, in each case to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or in the corresponding sections of the confidential disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01.      Organization, Good Standing and Qualification.

(a)           The Company and each of its Subsidiaries is (i) a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization; (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted; and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in the case of clauses (ii) and (iii) with respect to the Company, and in each case with respect to its Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           The Company has made available to Parent correct and complete copies of the Company’s and the Company’s Significant Subsidiaries’ Organizational Documents that, in each case, are in full force and effect as of the date of this Agreement.

Section 4.02.      Capital Structure.

(a)           The authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of Company Preferred Stock, of which 50,000 are designated as Series B Preferred Stock and 400,000 are designated as Series C Preferred Stock. As of the Capitalization Date: (i) 30,240,951 Shares were issued and outstanding, (ii) 911,765 Shares were issued and held by the Company in its treasury, (iii) 400,100 shares of Company Preferred Stock were issued and outstanding, of which 100 shares were Series B Preferred Stock and 400,000 were Series C Preferred Stock; (iv) 599,900 Shares or shares of Company Preferred Stock were reserved for issuance; and (v) 321,220 Shares were reserved for issuance pursuant to the Company’s Stock Plans. As of the Capitalization Date, (i) 1,452,199 Shares were underlying outstanding Company Options, (ii) 57,528 Shares were underlying outstanding Company RSUs and (iii) 403,428 Shares were underlying outstanding Company Restricted Stock.

(b)           Since the Capitalization Date, through the date hereof, the Stock Plans have not been amended or otherwise modified and no Shares or shares of Company Preferred Stock have been repurchased or redeemed or issued (other than with respect to the exercise, vesting or settlement of Company Equity Awards outstanding prior to the Capitalization Date and pursuant to the terms of the Stock Plans in effect on the Capitalization Date), and no Shares have been reserved for issuance and no Company Equity Awards have been granted.

(c)           Neither the Company nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter or with the equity holders of any of the Company’s Subsidiaries on any matter, respectively.

(d)           The Shares, the Series C Preferred Stock and the Senior Notes constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.

(e)           No equity securities of the Company are held by any Subsidiary of the Company.

(f)            Section  4.02(f) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date, setting forth the number of Shares subject to each Company Equity Award and the holder, grant date, vesting schedule (including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment following consummation of the Merger) and exercise or reference price per Share with respect to each Company Equity Award, as applicable.

(g)           All outstanding Shares have been issued and granted in compliance in all material respects with all applicable Laws and all requirements set forth in any applicable Contract and each Company Equity Award was granted and properly approved by the Company Board or the compensation committee of the Company Board in compliance in all material respects with all applicable Laws and the terms and conditions of the applicable Stock Plan pursuant to which it was issued.

(h)           Section 4.02(h) of the Company Disclosure Schedule sets forth: (i) each of the Company’s Subsidiaries; (ii) whether each such Subsidiary is a Wholly Owned Subsidiary or a Non-Wholly Owned Subsidiary; and (iii) for each Non-Wholly Owned Subsidiary, (A) the percentage of the Company’s ownership interest, direct or indirect, and the number and type of capital stock or other securities owned by the Company, directly or indirectly, in each such Subsidiary, and (B) the percentage of such other Person or Persons’ ownership interest and the number and type of capital stock or other securities owned by such other Person or Persons in each such Subsidiary, and the name and jurisdiction of organization (if applicable) of such other Person or Persons.

(i)            Section 4.02(i) of the Company Disclosure Schedule sets forth any capital stock or other direct or indirect equity interests held by the Company or its Subsidiaries in any Person that is not a Subsidiary of the Company, other than equity securities in a publicly traded company or other entity held for investment by the Company or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock or other equity interest of such company or other entity.

(j)            All of the outstanding shares of capital stock of the Company (including, for the avoidance of doubt, the Shares and shares of Company Preferred Stock) have been duly authorized and are validly issued, fully paid and non-assessable. Upon the issuance of any Shares in accordance with the terms of the applicable Stock Plan in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except for any directors’ qualifying shares and any shares of capital stock or other securities of any Non-Wholly Owned Subsidiaries owned by such Persons contemplated by Section 4.02(h)(iii)(B), owned by the Company or by a Wholly Owned Subsidiary of the Company, free and clear of any Encumbrance (other than any Permitted Encumbrance contemplated by clauses (d) and (e) of the definition thereof).

(k)           Except as set forth in Section 4.02(a), Section 4.02(f) and Section 4.02(j) and as set forth in Section 4.02(k) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.03.      Corporate Authority; Approval and Fairness.

(a)           The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The Company Board has, at a duly convened and held meeting: (i) unanimously (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (B) resolved that the Merger shall be effected under Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer, (C) recommended that the Company’s stockholders accept the Offer and tender their Shares in the Offer (such recommendation described in clauses (A) through (C), the “Company Recommendation”), and (ii) received the opinion of its financial advisor, D.A. Davidson & Co., to the effect that the Offer Price and the Merger Consideration to be received by the holders of the Shares (other than Excluded Shares) is fair from a financial point of view, as of the date of such opinion, to the such holders, a copy of which opinion has been delivered to Parent solely for informational purposes (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

Section 4.04.      Governmental Filings; No Violations.

(a)           Other than the expirations of the statutory waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, including the filing with the SEC of the Schedule 14D-9, (iv) required to be made with or by the NASDAQ, (v) under the Takeover Statutes and state securities and “blue sky” Laws and (vi) required to be obtained from the OIO and/or NZMOF under the NZ Act, (vii) required to be obtained from the Australian Treasurer under the FATA and (viii) set forth in Section 4.04(a)(vi) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and assuming the accuracy of the representations and warranties set forth in Section 5.04(a), no expirations of any statutory waiting periods under applicable Laws are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company or any of its Subsidiaries with, nor are any required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           The execution and delivery of and performance under this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) constitute or result in a breach or violation of or a contravention or conflict with the Organizational Documents of (x) the Company or (y) any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the Company Approvals expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of or a contravention or conflict with any Law to which the Company or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the Company Approvals expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or default under, or cause or permit a termination, non-renewal or modification of or acceleration or creation of any right or obligation under or the creation of an Encumbrance on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, any Material Contract to which any of them is a party or by which any of them or its assets is bound, except, in the case of clauses (i)(y), (ii) and (iii) of this Section 4.04(b), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.05.      Compliance with Laws; Regulatory Matters; and Licenses.

(a)           Compliance with Laws.

(i)              Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, since the Applicable Date, the (A) businesses of the Company and each of its Subsidiaries have not been, and are not being, conducted in violation of any applicable Law and (B) neither the Company nor any of its Subsidiaries has received any written notice or other written communication from a Governmental Entity asserting any noncompliance with any applicable Law by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement.

(ii)             The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(b)           FCPA and Other Anti-Bribery Laws.

(i)              Each of the Company, its Subsidiaries and to the Knowledge of the Company their respective directors, employees (including officers), agents, distributors, consultants and other intermediaries is in compliance with, and has during the past five years complied with, the FCPA and the Other Anti-Bribery Laws in all material respects and has not made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, in the case of each of the foregoing in connection with the business of the Company and its Subsidiaries.

(ii)             None of the Company, any of its Subsidiaries or to the Knowledge of the Company any of their respective directors, employees (including officers), agents, distributors, consultants or other intermediaries has during the past five years (A) established or maintained any unlawful fund of corporate monies or other properties, or (B) paid, offered or promised to pay, or authorized or ratified the payment of, or solicited or received, directly or indirectly, any monies or anything else of value to any official or Representative (including anyone elected, nominated or appointed to be a Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity), any royal or ruling family member or any political party, political party official or candidate for public or political office, or any officer, director, employee or Representative of any other company or organization without that company’s or organization’s knowledge and consent, in each case, for the purpose of (X) improperly influencing any act or decision of any such Governmental Entity or Person to obtain or retain business, (Y) inducing the recipient to violate a lawful duty or duty of loyalty to the recipient’s employer, or (Z) securing any other improper benefit or advantage, in the case of each of foregoing clauses (X), (Y) and (Z), in connection with the business of the Company and its Subsidiaries.

(iii)            The Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect.

(iv)            During the past five years, there have been no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party, and there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party by any Governmental Entity, in each case with respect to the FCPA and the Other Anti-Bribery Laws.

(v)             In the past five years, neither the Company nor any of its Subsidiaries has made a voluntary disclosure to a Governmental Entity related to the FCPA or any of the Other Anti-Bribery Laws.

(c)           Trade Control and Sanctions Regulations.

(i)              The Company and each of its Subsidiaries are in compliance and have within the past five years been in compliance with the Trade Control and Sanctions Regulations in all material respects.

(ii)             Section 4.05(c)(ii) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of active Licenses held or relied upon by the Company or any of its Subsidiaries under the Trade Control and Sanctions Regulations, if any.

(iii)            The Company and its Subsidiaries have instituted policies and procedures designed to ensure compliance with the Trade Control and Sanctions Regulations and have maintained such policies and procedures in full force and effect.

(iv)            Within the past five years, there have not been any Proceedings against the Company or any of its Subsidiaries or any Indemnified Party or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party, and there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party by any Governmental Entity, in each case with respect to the Trade Control and Sanctions Regulations.

(v)             Neither the Company nor any of its Subsidiaries has within the past five years engaged in, nor is now engaging in, any dealings or transactions (A) with any Person that at the time of the dealing or transaction is or was the subject or target of sanctions administered by U.S. Department of the Treasury’s Office of Foreign Assets Control, or (B) in or with Cuba, Iran, Sudan, Syria, North Korea or the Crimea region of Ukraine, the government of any of these jurisdictions or the Government of Venezuela, or any Person who is resident in or a blocked national of any of these jurisdictions.

(vi)            Neither the Company nor any of its Subsidiaries has within the past five years made a disclosure to a Governmental Entity related to actual or potential non-compliance with the Trade Control and Sanctions Regulations whether a voluntary disclosure, directed disclosure or in response to a subpoena or other request from a Governmental Entity.

(d)           Licenses. Since the Applicable Date, and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and each of its Subsidiaries has obtained and maintained, held in good standing, and has complied with all requirements to maintain the Licenses necessary to own, operate, use and maintain its respective assets in the manner in which they are currently operated and maintained and conduct its respective business as currently conducted; (ii) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other written communication from a Governmental Entity asserting any non-compliance with any such Licenses by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement; and (iii) no proceeding is pending or, to the Knowledge of the Company, threatened, contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any License.

Section 4.06.      Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, the Company or one of its Subsidiaries owns and has good title to all furniture, fixtures, equipment, inventory, rental fleet, operating supplies and other tangible personal property (the “Personal Property”) reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances. All such Personal Property (other than inventory and rental fleet), taken as a whole, is in good working order and condition, except (i) for ordinary wear and tear and (ii) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All inventory consists of items usable or saleable in the Ordinary Course of Business, and all rental fleet consists of items rentable in accordance with the Company’s historical standards and portable storage industry standards, in each case except (i) for ordinary wear and tear customary in the Ordinary Course of Business in the portable storage industry, and (ii) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Other than Personal Property leased to customers, or inventory held by vendors or manufacturers, or in transit to or from the same, in the Ordinary Course of Business, as of the date of this Agreement, no material Personal Property used in the business of the Company or its Subsidiaries is located at any locations other than the Leased Real Property listed in Section 4.17(a) of the Company Disclosure Schedule. Except as set forth in Section 4.06 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, as of the date hereof, the Personal Property is not subject to any capital lease obligations or similar arrangements.

Section 4.07.      Company Reports.

(a)           All Company Reports filed or furnished since the Applicable Date have been filed or furnished on a timely basis.

(b)           Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing or being furnished (or, if amended or supplemented, as of the date of such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable. The Company Reports filed or furnished since the Applicable Date at the time of its filing or being furnished (or, if amended or supplemented, as of the date of such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively) have not contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that any such Company Report that is a registration statement filed pursuant to the Securities Act did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)           As of the date hereof, (i) none of the Company Reports filed or furnished since the Applicable Date is subject to any pending Proceeding by or before the SEC, and (ii) there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports filed or furnished since the Applicable Date.

(d)           None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or Section 15d of the Exchange Act.

Section 4.08.      Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

(a)           Since the Applicable Date, the Company has maintained disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b)           Since the Applicable Date, except as disclosed in Section 4.08(b) of the Company Disclosure Schedule, the Company has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a Wholly Owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)           The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2020, and such assessment concluded that such control was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of June 30, 2020.

(d)           The Company has disclosed, based on the most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and as disclosed in Section 4.08(b) of the Company Disclosure Schedule, (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company Board any material weaknesses in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date except as disclosed in Section 4.08(b) of the Company Disclosure Schedule, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, the Company has no Knowledge of any material weaknesses or significant deficiencies in such internal controls.

(e)           Since the Applicable Date through the date hereof, no material complaints or concerns from any source (including employees or other service providers of the Company or any of its Subsidiaries) regarding accounting, internal accounting controls or auditing matters have been received by the Company. The Company has made available to Parent (i) a correct and complete summary of any disclosure made by management to the Company’s auditors and the audit committee of the Company Board contemplated by Section 4.08(d) since the Applicable Date through the date hereof, (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee of the Company Board required or contemplated by listing standards of the NASDAQ, the charter of the audit committee of the Company Board or professional standards of the Public Company Accounting Oversight Board and (iii) a correct and complete summary of all material complaints or concerns relating to other matters made since the Applicable Date through the date hereof through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

(f)            Since the Applicable Date through the date hereof, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, the audit committee of the Company Board (or other committee of the Company Board designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules that has not since been resolved.

Section 4.09.      Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)           Financial Statements. Each of the consolidated balance sheets and consolidated statements of operations, comprehensive income (loss) and cash flows included in or incorporated by reference into the Company Reports filed or furnished since the Applicable Date: (i) were prepared in accordance with GAAP, except as may be noted therein; and (ii)  fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to notes and normal year-end audit adjustments that are not material in amount or effect).

(b)           No Undisclosed Liabilities. Except for obligations and liabilities (i) reflected or reserved against in the Company’s most recent consolidated balance sheet included in or incorporated by reference into the Company Reports filed or furnished since the Applicable Date, (ii) incurred in the Ordinary Course of Business since the date of such consolidated balance sheet or (iii) incurred in connection with this Agreement or the transactions contemplated hereby, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), including any such off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand).

Section 4.10.      Litigation.

(a)           Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party, in its capacity as a director or executive officer of the Company or any of the Company’s Subsidiaries, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party involving a disputed amount in excess of $25,000, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.11.      Absence of Certain Changes.

(a)           Since December 31, 2020 and through the date of this Agreement, (i) except as in reasonable response to COVID-19 and for applicable COVID-19 Measures, and except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material tangible property or asset owned, leased or otherwise used by the Company or any of its Subsidiaries (including any material Real Property), whether or not covered by insurance, and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in clauses (i), (ii), (iii), (iv), (vii), (viii), (ix), (x), (xi), (xii), (xvi), (xviii) and (xix) of Section 6.01(a).

(b)           Since June 30, 2020 and through the date of this Agreement, there has not been any event, change, development, circumstance, fact or effect that, individually or in the aggregate with such other events, changes, developments, circumstances, facts or effects that have occurred prior to the date of determination of the occurrence of a Material Adverse Effect, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 4.12.      Material Contracts.

(a)           Except for this Agreement or as set forth in Section 4.12(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)               any Contract that is reasonably expected to require either annual payments to or from the Company and its Subsidiaries of more than $500,000, which are not cancelable (without penalty, cost or other liability) by giving notice of ninety (90) days or less;

(ii)              any Contract with a Top Customer or Top Supplier;

(iii)             any Company Government Contract;

(iv)             any Contract that provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding principal or notional amount (or, in the case of capital leases, the amount capitalized and reflected as a liability on the balance sheet) in excess of $500,000 (and, for the avoidance of doubt, excluding any payment terms on purchases in the Ordinary Course Of Business);

(v)             any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(vi)             any (A) lease, rental or occupancy agreement, real property license, or other Contract for, in each case, the lease of Leased Real Property that involves annual payments from the Company and its Subsidiaries in excess of $100,000 and (B) lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case in this clause (B), (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (y) involves annual payments from the Company and its Subsidiaries in excess of $500,000;

(vii)           any Contract pursuant to which the Company or any of its Subsidiaries (A) grants any license, sublicense, covenant not to sue, release, waiver, option or other right under any Intellectual Property Rights material to the business of the Company and its Subsidiaries as a whole, or (B) receives any license, sublicense, covenant not to sue, release, waiver, option or other right under any Intellectual Property Rights material to business of the Company and its Subsidiaries as a whole, other than non-exclusive licenses for non-customized, commercially available off-the-shelf Software entered into in the Ordinary Course of Business, for which the annual fee does not exceed $150,000 individually;

(viii)          any Contract related to a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;

(ix)             any Contract related to any settlement of any Proceeding pursuant to which the Company or any of its Subsidiaries will be required after the date of this Agreement to pay consideration in excess of $500,000;

(x)              any partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture, except for any such agreements or arrangements solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;

(xi)             any Contract relating to the, direct or indirect, acquisition or disposition of any capital stock or other securities, assets or business (whether by merger, sale of stock, sale of assets or otherwise) in each case with a purchase price in excess of $500,000 and (A) which was entered into since December 31, 2020 or (B) pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay or receive any earn-out, deferred or other contingent payments following the consummation of the acquisition or disposition;

(xii)            any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other assets reasonably expected to result in payments to or from the Company and its Subsidiaries with a value in excess of $250,000 in any twelve-month period;

(xiii)           any Contract that on its face (A) purports to restrict the ability of the Company or any of its Affiliates (including Parent at or after the Effective Time) from (1) directly or indirectly, engaging in any business or competing in any business with any Person (including soliciting clients or customers), (2) operating its business in any manner or location or (3) enforcing any of its rights with respect to any of its material assets, or (B) could require the, direct or indirect, disposition of any material assets or line of business of the Company or any of its Affiliates, or, direct or indirect, acquisition by the Company or any of its Affiliates, of any material assets or line of business of any other Person, in each case, in a manner that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole;

(xiv)           any Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(xv)            any Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the incurrence of Indebtedness by the Company or any of its Subsidiaries;

(xvi)          any Contract that requires any future capital commitment or capital expenditure (or series of expenditures) by the Company or any of its Subsidiaries in an amount that, individually or (solely together with Contracts related to the same project) in the aggregate, is greater than $500,000, except for Contracts for capital equipment ordered in the Ordinary Course Of Business; and

(xvii)         any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company (other than in his or her capacity as a director or officer of the Company) or any Person beneficially owning five percent or more of the outstanding Shares or shares of common stock of any of their respective Affiliates, on the other hand (each Contract constituting any of the foregoing types of Contracts described in clauses (i) through (xvii) of this Section 4.12(a), together with any Contract that has been or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed as a “material contract” on a Current Report on Form 8-K or has been or would be required to be disclosed pursuant to Item 404 of Regulation S-K under the U.S. Securities Act, a “Material Contract”).

(b)           A correct and complete copy of each Material Contract in effect as of the date hereof (including, for the avoidance of doubt, any material amendments or supplements thereto) has been made available to Parent.

(c)           Each Material Contract in effect as of the date hereof is in full force and effect, valid and binding on, and enforceable against, the Company and/or one or more of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, except (i) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (ii) to the extent such Material Contract has expired or been terminated in accordance with its terms.

(d)           There is no breach or violation of, or default under, any Material Contract in effect as of the date hereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such Contract by the Company or any of its Subsidiaries or any other party thereto or would permit or cause the termination, non-renewal by the counterparty (in a Material Contract that automatically renews unless the counterparty exercises a contingent right not to renew that would otherwise not be available), or modification thereof or acceleration or creation of any right or obligation thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)           With respect to the Company Government Contracts and without limiting the generality of Section 4.12(b), Section 4.12(c) and Section 4.12(d), as of the date hereof: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to a Company Government Contract were correct and complete in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied with all such representations and certifications in all material respects; (ii) no Governmental Entity or any prime contractor, subcontractor or any other Person has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any certification, representation, provision or requirement set forth in or pertaining to a Company Government Contract; (iii) no written termination for convenience, termination for default, cure notice or show cause notice has been effected or is in effect pertaining to any Company Government Contract; (iv) neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been (A) subject to a Proceeding by any Governmental Entity with respect to any alleged irregularity, misstatement or omission in connection with, arising out of or otherwise related to any Company Government Contract, (B) suspended or debarred from doing business with any Governmental Entity or (C) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity; and (v) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission in connection with, arising out of or otherwise related to a Company Government Contract.

(f)            Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, there are no offers, tenders, bids or quotations made by the Company or any of its Subsidiaries which are outstanding and capable of acceptance by a Governmental Entity which would give rise to a contractual obligation binding on the Company or any of its Subsidiaries.

Section 4.13.      Employee Benefits.

(a)           Section 4.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan and separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Plan”).

(b)           With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents, insurance Contracts or other funding vehicle (or where no such copies are available, a reasonably detailed written description thereof), (ii) the most recently prepared actuarial report and (iii) all material correspondence to or from any Governmental Entity received since the Applicable Date with respect thereto.

(c)           Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries: (i) each Company Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(d)           With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and, for the avoidance of doubt, all schedules and financial statements attached thereto).

(e)           Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination, advisory or opinion letter issued from the IRS to the effect that such plan is so qualified and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such ERISA Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)            Neither the Company nor any Company ERISA Affiliate has in the last six years contributed (or has any obligation) to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g)           Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h)           No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i)            Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide any such benefits.

(j)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is, in all material respects, in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(k)           Neither the execution and delivery of this Agreement, the receipt of any approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material obligation or liability under any Company Benefit Plan, (v) limit or restrict the right to merge, terminate, materially amend or otherwise modify or transfer the assets of any Company Benefit Plan on or following the Offer Acceptance Time or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l)             Neither the Company nor any Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m)          All Non-U.S. Company Plans comply with applicable local Law in all material respects, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or threatened material litigation relating to any Non-U.S. Company Plan.

(n)           All employees at the sales, management and executive levels of the Company or any of its Subsidiaries are party to agreements with the Company or its Subsidiaries, as applicable, containing restrictive covenants, including non-competition and non-solicitation provisions, in each case, that are enforceable pursuant to their terms but subject in all respects to applicable Law. The Company has made available to Parent accurate and complete copies of any such restrictive covenant agreements.

Section 4.14.      Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization and, to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.

(b)           Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, there is no and, since the Applicable Date, has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(c)           Since the Applicable Date: (i) to the Knowledge of the Company, no allegations of sexual harassment have been made against any current or former officer or director of the Company, and (ii) neither the Company nor any of its Subsidiaries have been involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any current or former officer or director of the Company.

Section 4.15.      Environmental Matters.

Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a)           (i) The Company and its Subsidiaries are, and for the past five years, have been in compliance with all applicable Environmental Laws; (ii) no property currently or formerly owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance in violation of or as would reasonably be expected to result in liability to the Company or any Subsidiary under any Environmental Law; (iii) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third-party property; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to any obligation or liability under any Environmental Law which has not been fully resolved; (v) neither the Company nor any of its Subsidiaries is a party to any Order or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to any obligations or liabilities under any Environmental Law and (vi) to the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, obligation, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

(b)           The Company made available to Parent, correct and complete copies of all material environmental reports, studies, assessments, and sampling data in the possession of the Company relating to the Company or its Subsidiaries or their respective current or former properties or operations.

Section 4.16.      Tax Matters.

(a)           Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete in all material respects, (ii) have paid all material amount of Taxes that are required to be paid (whether or not shown on any Tax Returns), (iii) have complied in all material respects with applicable withholding requirements in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes), (iv) have complied in all material respects with all information reporting and record retention requirements and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)           No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened Proceedings regarding any Taxes of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.

(c)            Neither the Company nor any of its Subsidiaries has been informed in writing by any Taxing Authority that such Taxing Authority believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

(d)           The Company has made available to Parent correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes.

(e)           There are no Encumbrances for Taxes (other than any Permitted Encumbrance) on any of the properties or assets of the Company or any of its Subsidiaries.

(f)            Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, indemnification or similar agreement or arrangement (other than such an agreement or arrangement solely between or among the Company and any of its Wholly Owned Subsidiaries).

(g)           Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any obligation or liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or by Contract (other than Contracts that are entered into in the Ordinary Course of Business and are not primarily related to Taxes).

(h)           Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(i)            Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.

(j)            At no time during the past five years has the Company been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law), or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date. Neither the Company or any of its Subsidiaries has any liability under Section 965 of the Code (or any similar provision of Law) with respect to the period ending on or prior to the Closing Date or will have any such liability as a result of any election under Section 965(h) on or prior to the Closing Date.

(l)            The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company or any of its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(m)           Neither the Company nor any of its Subsidiaries is (or has ever been) subject to any income or other material Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.

(n)           Neither the Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans, other Tax benefits, advances, reimbursements or other relief related to COVID-19, including a loan under the paycheck protection program or deferral of payroll taxes under the CARES Act or any similar applicable federal, state or local Law.

(o)           The Company and its Subsidiaries have delivered or made available to Parent copies of all U.S. federal, state and local income Tax Returns filed by the Company or any of its Subsidiaries since June 30, 2017, and a schedule describing the types, jurisdictions and amounts of material non-income Taxes paid by the Company or any of its Subsidiaries since June 30, 2017.

Section 4.17.      Real Property.

(a)           Section 4.17(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material Owned Real Property and material Leased Real Property, together with the correct street address of each parcel of material Owned Real Property and material Leased Real Property.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, with respect to the Owned Real Property, (i) the Company or one or more of its Subsidiaries, as applicable, has good and marketable title to such property, free and clear of any Encumbrance (other than any Permitted Encumbrances) and (ii) there are no outstanding options or rights of first refusal to purchase such property, or any portion thereof or interest therein.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to the Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) there is no breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and, to the Knowledge of the Company, no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or any other party thereto or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, the Real Property: (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for ordinary wear and tear, in all material respects, and (iii) is reasonably suitable in all material respects for the purposes for which it is currently used by the Company and its Subsidiaries.

(e)           As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation of any Owned Real Property or any material Leased Real Property by any Governmental Entity, nor, to the Knowledge of the Company, are there any public improvements or re-zoning measures proposed or in progress that would result in special assessments against or otherwise adversely affect the Owned Real Property or any of the material Leased Real Property, in each case, that would reasonably be expected to materially interfere with the business or operations of the Company and its Subsidiaries as currently conducted.

Section 4.18.      Intellectual Property; Data Privacy.

(a)           Section 4.18(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all material Company Registered IP, indicating for each item, as applicable, the record owner(s), the registration or application number, the registration or application date, and the applicable filing jurisdiction. Except as would not be material, individually or in the aggregate, to the business of the Company and its Subsidiaries, all Company Registered IP (i) that is issued, registered or granted, is unexpired, subsisting, and, to the Knowledge of the Company, valid and enforceable, and (ii) to the Knowledge of the Company is not subject to any outstanding Order adversely affecting the validity or enforceability of, or the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Intellectual Property Rights.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, the Company and its Subsidiaries own, or have sufficient and valid rights to use, all Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted and as currently planned to be conducted by the Company, all of which rights shall survive the consummation of the transactions contemplated by this Agreement without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, the Company and its Subsidiaries exclusively own all Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(d)           Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the conduct of the respective businesses of the Company and its Subsidiaries (i) does not infringe, misappropriate or otherwise violate, and since the Applicable Date, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Person; and (ii) there has been no Proceeding pending or threatened against the Company or any of its Subsidiaries regarding any of the foregoing.

(e)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, to the Knowledge of the Company, since the Applicable Date, (i) no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property, whether directly or indirectly; and (ii) neither the Company nor any of its Subsidiaries has asserted or threatened any Proceeding against any Person regarding any of the foregoing.

(f)            The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain: (i) the material Company Intellectual Property; and (ii) the confidentiality of all material Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries. To the Knowledge of the Company, such Trade Secrets have not been used by, disclosed to or discovered by any Person, except pursuant to valid and enforceable non-disclosure agreements, which have not been breached by such Person, nor, has any Person misappropriated any of such Trade Secrets.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, each Person who is or was an employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries and involved in the development or creation of any Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has signed a valid and enforceable agreement containing an irrevocable present assignment to the Company or its Subsidiary, as appropriate, of all such Intellectual Property Rights, and no such Person retains any right, title or interest in or to any such Intellectual Property Rights.

(h)           To the Knowledge of the Company, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, the IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries (i) operate and perform as required by the business of the Company or any of its Subsidiaries, (ii) have not malfunctioned or failed since the Applicable Date and (iii) are free from bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware” (in each case, as such terms are commonly understood in the software industry) or any other disabling or malicious code. The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of such IT Assets material to the business, as applicable. To the Knowledge of the Company, since the Applicable Date, there has been no unauthorized access to or unauthorized use of any such IT Assets in any material respect.

(i)            The Company and its Subsidiaries have in all material respects complied with all Privacy Laws and Company Privacy Commitments and, to the Knowledge of the Company, no circumstance has arisen in which Privacy Laws would require the Company or any of its Subsidiaries to notify a Governmental Entity of a data security breach or security or similar incident, except as would not reasonably be expected to be material to the Company. Since the Applicable Date, the Company and its Subsidiaries have not received any written notice, order, inquiry, investigation, complaint or other communication alleging material non-compliance with any Privacy Laws or Company Privacy Commitments.

(j)            The Company and its Subsidiaries have at all times taken commercially reasonable steps to ensure that Personal Information processed, collected, stored, transferred or otherwise used by the Company or any of its Subsidiaries, or on behalf of the Company or any of its Subsidiaries, is protected against loss, theft, misuse, or unauthorized access, use, or disclosure. To the Knowledge of the Company, there has been no material loss, theft, misuse of, or unauthorized access to, use, modification or disclosure of, such Personal Information.

Section 4.19.      Insurance. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Insurance Policy is in full force and effect, all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder. The Company has made available to Parent correct and complete copies of the material Insurance Policies (or where no such copies are available, a reasonably detailed written description thereof).

Section 4.20.      Customers and Suppliers.

(a)           Customers.

(i)               Section 4.20(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of the top twenty (20) customers of the Company and its Subsidiaries, with respect to the Company’s North American and Asia-Pacific businesses, determined on the basis of gross sales of the Company and its Subsidiaries in each such region, taken as a whole, during the twelve months ended June 30, 2020 (each, a “Top Customer”).

(ii)              Since July 1, 2020: (A) there has been no (1) suspension or termination of or materially adverse change to the business relationship between the Company or its Subsidiaries and any Top Customer, or (2)  written indication of any intent by any Top Customer to initiate or effect any of the foregoing; and (B) neither the Company nor any of its Subsidiaries have engaged or are currently engaging in a material dispute with any Top Customer that has not been resolved prior to the date of this Agreement in a manner that would reasonably be expected to materially impact gross sales by the Company and its Subsidiaries to such Top Customer.

(b)           Suppliers.

(i)               Section 4.20(b)(i) of the Company Disclosure Schedule sets forth a correct and complete list of the top twenty (20) suppliers of the Company and its Subsidiaries in each such region, with respect to the Company’s North American and Asia-Pacific businesses, determined on the basis of gross purchases by the Company and its Subsidiaries, taken as a whole, during the twelve months ended June 30, 2020 (each, a “Top Supplier”).

(ii)              Since July 1, 2020: (A)  there has been no (1) suspension or termination of any Contract between the Company or its Subsidiaries and any Top Supplier, (2) material reduction in supply of products or services to the Company or its Subsidiaries imposed by any Top Supplier or (3) written indication of any intent by any Top Supplier to initiate or effect any of the foregoing; and (B) neither the Company nor any of its Subsidiaries have engaged or are currently engaging in a material dispute with any Top Supplier that has not been resolved prior to the date of this Agreement in a manner that would not reasonably be expected to materially impact gross sales by such Top Supplier to the Company or its Subsidiaries.

Section 4.21.      Takeover Statutes. Except for Section 203 of the DGCL, no Takeover Statute or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, or the transactions contemplated by this Agreement and, prior to the date of this Agreement, the Company Board has taken all action necessary so that the restrictions set forth in Section 203 of the DGCL applicable to “business combinations” (as such term is defined in Section 203 of the DGCL) are and will be, inapplicable to the execution and delivery of and the performance under this Agreement and the transactions contemplated by this Agreement and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a stockholder of the Company.

Section 4.22.      Brokers and Finders. Neither the Company, nor any of its Subsidiaries, has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that the Company has employed D.A. Davidson & Co. as its financial advisor, whose fees and expenses will be paid by the Company.

Section 4.23.      Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement, and the Merger may be effected under Section 251(h) of the DGCL without any such vote.

Section 4.24.      Information Supplied; Offer Documents. None of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Offer Documents (including any amendments or supplements thereto) will, at the time the Offer Documents (or any amendment or supplement thereto) are filed with the SEC or at the time the Offer Documents (or any amendment or supplement thereto) are first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company and its Subsidiaries make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub thereof for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.25.      No Other Representations or Warranties. Except for the express written representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any other representations or warranties; provided, however, that notwithstanding the foregoing provisions of this Section 4.25, nothing in this Section 4.25 shall limit Parent’s or Merger Sub’s remedies with respect to claims of Fraud or Willful Breach in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement or any instrument or other document delivered pursuant to this Agreement. The Company is not relying, nor has relied on nor is or will be entitled to rely on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article V. Such representations and warranties by Parent and Merger Sub in Article V constitute the sole and exclusive representations and warranties of or on behalf of Parent and Merger Sub in connection with the Transactions, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory, including as to the completeness or accuracy of any other representations or warranties, are specifically disclaimed by Parent and Merger Sub.

Article V

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub each hereby represent and warrant to the Company that:

Section 5.01.      Organization, Good Standing and Qualification.

(a)           Each of Parent and Merger Sub is (i) a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization; (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted; and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b)           Parent has made available to the Company correct and complete copies of Parent’s and Merger Sub’s Organizational Documents that are in full force and effect as of the date of this Agreement.

Section 5.02.      Capitalization and Business of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock of Merger Sub, par value $0.0001 per share. As of the date of this Agreement, all such shares were issued and outstanding. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent. Merger Sub has not conducted any business and has no properties, assets, obligations or liabilities of any nature, in each case other than those incident to its organization and pursuant to this Agreement and the transactions contemplated by this Agreement.

Section 5.03.      Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement by Parent (as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.04.      Governmental Filings; No Violations.

(a)           Other than the expirations of statutory waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, including the filing with the SEC of the Offer Documents, (iv) required to be made with or by the NYSE, (v) under the Takeover Statutes and state securities and “blue sky” Laws, (vi) required to be obtained from the OIO and/or NZMOF under the NZ Act and (vii) required to be obtained from the Australian Treasurer under the FATA (collectively, the “Parent Approvals”), and assuming the accuracy of the representations and warranties set forth in Section 4.04(a), no expirations of any statutory waiting periods under applicable Laws are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or any of its Subsidiaries with, nor are any required to be obtained by Parent or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b)           The execution and delivery of and performance under this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 6.03, constitute or result in a breach or violation of or a contravention or conflict with the Organizational Documents of Parent or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 6.03 and the Parent Approvals expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of or a contravention or conflict with any Law to which Parent or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the Parent Approvals expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or default under, or cause or permit a termination, non-renewal or modification of or acceleration or creation of any right or obligation under or the creation of an Encumbrance on any of the rights, properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract to which any of them is a party or by which any of them or its assets is bound, except, in the case of clauses (ii) and (iii) of this Section 5.04(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.05.      Litigation.

(a)           Except with respect to the regulatory matters contemplated by Section 6.04, there are no Proceedings against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any director or officer thereof (or other Persons performing similar functions), in each case when acting in such capacity, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b)           Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.06.      Available Funds. As of the Closing, Parent will have available to it, or will cause Merger Sub to have available to it, funds sufficient to consummate the transactions contemplated by this Agreement.

Section 5.07.      Brokers and Finders. Neither Parent, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

Section 5.08.      Information Supplied; Offer Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (including any amendments or supplements thereto) will, at the time the Schedule 14D-9 (or any amendment or supplement thereto) is filed with the SEC or at the time the Schedule 14D-9 (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Offer Documents.

Section 5.09.      No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub in this Article V, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and each of Parent and Merger Sub expressly disclaims any other representations or warranties; provided, however, that notwithstanding the foregoing provisions of this Section 5.09, nothing in this Section 5.09 shall limit the Company’s remedies with respect to claims of Fraud or Willful Breach in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement or any instrument or other document delivered pursuant to this Agreement. Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on or is or will be entitled to rely on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Company Disclosure Schedule. Such representations and warranties by the Company in Article IV and the Company Disclosure Schedule constitute the sole and exclusive representations and warranties of or on behalf of the Company in connection with the Transactions, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory, including as to the completeness or accuracy of any other representations or warranties, are specifically disclaimed by the Company.

Article VI

Covenants

Section 6.01.      Interim Operations.

(a)           The Company shall, and shall cause each of its Subsidiaries to, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, unless Parent shall otherwise approve in writing, and except as otherwise expressly required by this Agreement, required in order to comply with applicable Law or required in order to comply with COVID-19 Measures or deemed advisable by the Company, acting reasonably, in connection with the termination or modification of COVID-19 Measures, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business, in all material respects, and, to the extent consistent therewith, shall use and cause each of its Subsidiaries to use their commercially reasonable efforts to maintain its and its Subsidiaries’ relations and goodwill with Governmental Entities, customers, suppliers, distributors, and employees. Without limiting the generality of and in furtherance of the foregoing sentence, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except (i) as otherwise expressly required (A) by this Agreement, (B) by any Governmental Entity, (C) to comply with (1) applicable Law, or (2) the terms of any Material Contract binding on the Company or any of its Subsidiaries in effect prior to the date of this Agreement, (ii) as approved in writing by Parent (such approval not to be unreasonably conditioned, withheld or delayed) or (iii) set forth in the corresponding subsection of Section 6.01(a) of the Company Disclosure Schedule, the Company shall not and shall cause its Subsidiaries not to:

(i)               adopt any change in its Organizational Documents;

(ii)              merge or consolidate with any other Person, except for any such transactions solely among Wholly Owned Subsidiaries of the Company or transactions permitted by Section 6.01(a)(iii), or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its properties, assets, operations or businesses;

(iii)             (A) acquire by merger or consolidation with, or (B) without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed), purchase any, all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(iv)            transfer, sell, lease, license, divest, cancel, abandon, allow to lapse or expire, or otherwise dispose of, or incur, permit or suffer to exist the creation of any Encumbrance (other than any Permitted Encumbrances) upon, any material properties or assets (tangible or intangible, including any Intellectual Property Rights), product lines or businesses of the Company or any of its Subsidiaries, including capital stock or other equity interests of any of its Subsidiaries, except in connection with (A) sales of obsolete assets (not including Intellectual Property Rights), (B) sales, leases, or other dispositions of inventory, rental fleet or other goods (not including Intellectual Property Rights) in the Ordinary Course of Business and (C) non-exclusive licenses of Intellectual Property Rights entered into in the Ordinary Course of Business;

(v)             issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber or otherwise enter into any Contract or other agreement, understanding or arrangement with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or capital stock or other equity interests of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, other equity interests or such convertible or exchangeable securities (other than the issuance of shares of such capital stock, other equity securities, or convertible or exchangeable securities (A) by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company or (B) in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and the applicable Stock Plan in effect on the Capitalization Date);

(vi)            make any loans or advances of money to any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries pursuant to any advancement obligations under the Company’s or any Subsidiary’s Organizational Documents or indemnification agreement in effect on the date hereof or for expenses incurred in the Ordinary Course of Business;

(vii)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), except for (A) dividends paid by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company or (B) dividends required to be paid with respect to the Series B Preferred Stock or the Series C Preferred Stock pursuant to the Series B Certificate of Designation or the Series C Certificate of Designation, respectively;

(viii)          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), other than the withholding or use of Shares to satisfy the payment of the exercise price on the exercise of a Company Option or withholding Tax obligations upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement, in each case, in accordance with their terms and, as applicable, the Stock Plans as in effect on the Capitalization Date;

(ix)             adopt or implement any stockholder rights plan or similar arrangement;

(x)              form any Subsidiary or enter into any joint venture, partnership, limited liability corporation, strategic alliance or similar arrangement;

(xi)             incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to the Company than the Indebtedness being replaced; (B) Indebtedness pursuant to the Company’s existing credit facilities listed on Section 6.01(a)(xi) of the Company Disclosure Schedule as in effect as of the date hereof; (C) Indebtedness for capitalized leases (including finance or operating leases), or Indebtedness in respect of the deferred and unpaid purchase price of property or equipment, in each case incurred in the Ordinary Course of Business, provided that such Indebtedness may not exceed $2,500,000 in the aggregate; (D) Indebtedness incurred (1) by the Company that is owed to any Wholly Owned Subsidiary or (2) by any Wholly Owned Subsidiary that is owing to the Company or any other Wholly Owned Subsidiary; or (E) guarantees of Indebtedness of its Wholly Owned Subsidiaries otherwise incurred in compliance with this Section 6.01(a);

(xii)            make or authorize any payment of, or accrual or commitment for, capital expenditures, except (A) those contemplated by the Company’s capital expenditure forecast for the relevant fiscal year, which capital expenditure forecast has been made available to Parent prior to the date of this Agreement, and (B) any unforecasted capital expenditure, with respect to this clause (B) in an amount not to exceed $5,000,000 in the aggregate;

(xiii)           enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than Contracts with customers or suppliers entered into in the Ordinary Course of Business;

(xiv)           other than with respect to Material Contracts related to Indebtedness, which shall be governed by Section 6.01(a)(vi) and Section 6.01(a)(xi), terminate, not renew (by exercising an applicable non-renewal right, or by not exercising an applicable renewal right), or in any material respect amend or otherwise modify or waive, or assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any Material Contract, other than expirations or non-renewals of any such Contract in the Ordinary Course of Business and in accordance with the terms of such Contract with no further action by the Company or any of its Subsidiaries, except for any ministerial actions;

(xv)            cancel, modify or waive any debts or similar claims held by the Company or any of its Subsidiaries having in each case a value in excess of $500,000 individually or $1,000,000 in the aggregate;

(xvi)           amend any License contemplated by Section 4.05(d) in any material respect, or allow any such License to lapse, expire or terminate (except where the lapse, expiration or termination of any such License is with respect to a License that has become obsolete, redundant or no longer required by applicable Law);

(xvii)         other than with respect to Transaction Litigation, any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or any Tax claim, audit, assessment or dispute, which shall be governed by Section 6.11, Section 3.02(f) and Section 6.01(a)(xix), respectively, settle or compromise any Proceeding for an amount in excess of $500,000 in the aggregate, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (B) have a materially negative impact on the operations and reputation of the Company and its Subsidiaries or (C) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;

(xviii)         make any changes with respect to accounting policies or procedures, except, in each case, as required by changes in GAAP;

(xix)           make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or take any action which would be reasonably expected to result in a material increase in the Tax liability of the Company or its Subsidiaries, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent or its Affiliates;

(xx)            except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by applicable Law or the terms of this Agreement, (A) increase in any manner the compensation or consulting fees, bonus, or other benefits, severance or termination pay of any current or former director, officer, employee or other service provider, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (C) grant any new awards, or amend or modify the terms of any outstanding awards (including, in each case, Company Equity Awards), under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any current or former director, officer, employee or other service provider (other than routine travel advances issued in the Ordinary Course of Business), (G) hire any employee or engage any independent contractor (who is a natural person) with total cash compensation (an annual salary or wage rate or consulting fees and target annual cash bonus opportunity) in excess of $175,000, or (H) terminate the employment of any employee other than for cause;

(xxi)           become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization; or

(xxii)          agree, authorize or commit to do any of the foregoing.

(b)           Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.

Section 6.02.      Acquisition Proposals; Change of Recommendation.

(a)           No Solicitation. At all times from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as expressly permitted by this Section 6.02, neither the Company nor any of its Subsidiaries nor any of its or their directors or executive officers shall, and the Company shall direct its and its Subsidiaries’ other Representatives acting on its or its Subsidiary’s behalf not to and shall not authorize any such Representatives to:

(i)               initiate, solicit, propose an Acquisition Proposal or knowingly encourage or otherwise knowingly facilitate any action that constitutes or could lead to an Acquisition Proposal;

(ii)              engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal;

(iii)             provide any non-public information or data concerning the Company or its Subsidiaries or access to the Company or its Subsidiaries’ properties, books and records to any Person or Group in connection with any Acquisition Proposal or any action that would reasonably be expected to lead to an Acquisition Proposal;

(iv)             take any action to exempt any third party from the restrictions on “business combinations” set forth in Section 203 of the DGCL (as such term is defined in Section 203 of the DGCL) or any other applicable Takeover Statute or otherwise cause such restrictions not to apply; or

(v)              agree, authorize or commit to do any of the foregoing.

(b)           Exceptions to No Solicitation. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Offer Acceptance Time, in response to a bona fide written Acquisition Proposal that did not result from a breach of the obligations set forth in this Section 6.02, the Company may request and receive additional information from, and engage and otherwise participate in discussions (but not negotiations) with, any such Person or Group, to the extent reasonably necessary for the Company and/or the Company Board to confirm, clarify or otherwise understand the terms of the Acquisition Proposal and related facts regarding such Person or Group, and further may:

(i)               provide non-public information and data concerning the Company and its Subsidiaries, and access to the Company and its Subsidiaries’ properties, books and records, in response to requests by the Person or Group who made such Acquisition Proposal (including providing such information, data and access to the Person or Group’s potential financing sources, if any); provided that to the extent applicable, correct and complete copies of such information or data or such access have previously been made available to Parent, or are made available to Parent prior to or concurrently with the time such information and/or access is made available to such Person or Group, and prior to providing any such information or data or such access, the Company and the Person or Group making such Acquisition Proposal shall have entered into a confidentiality agreement with terms in the aggregate no less restrictive in any material respect to such Person or Group than the terms in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain a “standstill” provision, but shall not include any restrictions that could reasonably be expected to restrain the Company from satisfying its obligations contemplated by Section 6.02(c)) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); provided, however, that if the Person or Group making such Acquisition Proposal is a competitor of the Company or Parent, the Company shall not provide any competitively sensitive information to such Person in connection with any actions permitted by this Section 6.02(b) other than in accordance with customary “clean room” or other similar procedures designed to manage the disclosure of competitively sensitive information; and

(ii)              engage or otherwise participate in any discussions or negotiations with any such Person or Group regarding such Acquisition Proposal,

if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(c)           Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within 24 hours) give notice to Parent if any Acquisition Proposal is received by the Company or any of its directors or officers from any Person or Persons, setting forth in such notice the name of such Person or Persons and the material terms and conditions of any such Acquisition Proposal (including, if applicable, correct and complete copies of any written Acquisition Proposals, including proposed agreements (or where no such copies are available, a reasonably detailed written description thereof)), and thereafter shall keep Parent reasonably informed, on a current basis of the status of the foregoing.

(d)           No Change of Recommendation or Alternative Acquisition Agreement.

(i)               Except as permitted by Section 6.02(d)(iii) and taking into account Section 6.02(e), the Company Board shall not (any of the actions described in any of clauses (A) through (F) below, a “Change of Recommendation”):

(A)             fail to include the Company Recommendation in the Schedule 14D-9;

(B)             withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;

(C)             with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend unequivocally against acceptance of such offer within 10 Business Days of commencement of such offer;

(D)             fail to publicly reaffirm the Company Recommendation within 10 Business Days after receipt of any written request to do so from Parent (provided that Parent shall not make such a request more than two times, other than in the event of any publicly announced Acquisition Proposal in respect of which Parent may make an additional request);

(E)             approve or recommend, or publicly declare advisable any Acquisition Proposal or approve or recommend or enter into, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement; or

(F)             agree, authorize or commit to do any of the foregoing (it being understood that any revisions to any Acquisition Proposal or Alternative Acquisition Agreement shall be deemed to be a new Acquisition Proposal or Alternative Acquisition Agreement, respectively, for purposes of this Section 6.02(d)(i)).

(ii)                 Except as permitted by Section 6.02(d)(iii), the Company Board shall not cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.

(iii)                Notwithstanding anything to the contrary set forth in this Agreement, prior to the Offer Acceptance Time, the Company Board may:

(x) effect a Change of Recommendation if: (A)  a bona fide written Acquisition Proposal that did not result from a violation of this Section 6.02 is received by the Company and has not been withdrawn, and  the Company Board determines in good faith, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and, after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; or (B) the Company Board determines in good faith that an Intervening Event has occurred and, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, and/or

(y) cause the Company to terminate this Agreement pursuant to Section 8.03(b);

provided, however, that no such actions described in either of the foregoing clauses (x) and (y) may be taken unless and until: (1) the Company has given Parent written notice at least four Business Days in advance (the “Notice Period”), which notice shall set forth in writing that the Company Board intends to consider whether to take such action, and a reasonably detailed description of the Superior Proposal or other cause for the Change of Recommendation, as applicable (including, with respect to a Superior Proposal, the name of such Person or Persons making such Superior Proposal and correct and complete copies of the definitive agreement for the Superior Proposal and the material ancillary agreements contemplated thereby); (2) during the Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent, to the extent that Parent has notified the Company during the Notice Period that it wishes to do so and has made its Representatives available during such Notice Period for such purposes, to allow Parent to make during such Notice Period proposals to revise the terms and conditions of this Agreement so that, in the case of a Change of Recommendation contemplated in connection with an Acquisition Proposal, such Acquisition Proposal that constituted a Superior Proposal would no longer be a Superior Proposal, or, in the case of a Change of Recommendation in connection with an Intervening Event, failure to effect such Change of Recommendation would not be inconsistent with the directors’ fiduciary duties under applicable Law; and (3) at or after the end of the Notice Period, the Company Board shall have taken into account any revisions to this Agreement offered by Parent in writing in response to such notice contemplated by clause (1) of this Section 6.02(d)(iii) prior to the end of the Notice Period, and shall have thereafter determined in good faith, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law and, if applicable, such Superior Proposal continues to constitute a Superior Proposal (it being understood that any revisions to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of Section 6.02(c) and this Section 6.02(d)(iii), including for purposes of the Notice Period, except that subsequent to the initial Notice Period, the Notice Period shall be reduced to three Business Days).

(e)           Certain Permitted Disclosure. Nothing set forth in this Section 6.02 shall prohibit the Company from (i) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3), or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and any such disclosures or communications shall not constitute a Change of Recommendation.

(f)            Existing Discussions. The Company (i) acknowledges and agrees that, as of the date of this Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) shall promptly (but in any event within 24 hours of the execution and delivery of this Agreement): (A) deliver a written notice to each such Person providing only that the Company (1) is ending all activities, discussions and negotiations with such Person with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and (2) is requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.

(g)           Standstill Provisions. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement; provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

Section 6.03.      Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (as Merger Sub’s sole stockholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent adopting this Agreement.

Section 6.04.      Cooperation; Regulatory Efforts; Status.

(a)           Cooperation.

(i)               Subject to the terms and conditions set forth in this Agreement, including Section 6.04(b), the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to (A) take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to prepare and file as promptly as reasonably practicable and advisable all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable and advisable following the date of this Agreement, all notifications, filings, registrations, submissions and other materials required under the HSR Act or any other applicable Antitrust Laws and the FATA and the NZ Act required in order to consummate the Offer or the Merger) and (B) obtain all consents, registrations, approvals, permits and authorizations necessary to, or to submit all notices or filings triggered by, the Offer or the Merger and required by any applicable Laws to continue to operate the business of the Company and its Subsidiaries as currently conducted.

(ii)              In connection therewith, and subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct and control all matters with any Governmental Entity; provided that the Company shall have the right to participate in all such matters and to review in advance and, to the extent reasonably practicable, Parent will consult with the Company on and consider in good faith the views of the Company in connection with, all of the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer or the Merger. Neither Parent nor the Company shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity and consistent with usual practice, gives the other Party the opportunity to attend and participate thereat. In exercising the rights contemplated by this Section 6.04(a)(ii), each of the Company and Parent shall act reasonably and as promptly as reasonably practicable and advisable. The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Offer or the Merger without the prior written consent of Parent.

(b)           Subject to the terms and conditions set forth in this Agreement, including this Section 6.04(b), (i) the Company and Parent shall cooperate and use (and cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary to obtain approvals or secure the expiration or termination of any applicable waiting period under the HSR Act, any other Antitrust Laws, the NZ Act or the FATA and to resolve any objections asserted with respect to the Offer, the Merger or the other transactions contemplated by this Agreement under any applicable Law raised by any federal, state, local or foreign court or other Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws (each, a “Governmental Antitrust Entity”) or with jurisdiction over the NZ Act or the FATA in order to prevent the entry of any Order that would prevent or materially delay the consummation of the Offer or the Merger, and (ii) at the written request of Parent, each of Parent and the Company shall, on a one-time basis, (A) agree to stay, toll or extend the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement for up to thirty additional days or (B) withdraw and as promptly as practicable thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable Laws if Parent determines that such agreement or withdrawal and refiling is reasonably expected to expedite the Closing.

(c)           Nothing in this Agreement, including any provision of this Section 6.04, shall require, or be construed to require, Parent or any of its Affiliates to proffer to, or agree: (i) to, sell, divest, lease, license, transfer, dispose of or otherwise encumber; (ii) to hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions); or (iii) to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or its Affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s or its Affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company or the Surviving Corporation.

(d)           Status; Notifications. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent shall promptly notify the other of any of the following, (i) any notice or other communication received by such Party from any Person in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with such transactions, and (ii) any Proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to the Offer or the Merger.

Section 6.05.      Third-Party Consents. In addition to and without limiting the rights and obligations set forth in Section 6.04, Section 6.16 and Section 6.17 the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on its part under this Agreement and applicable Law to give, obtain and/or effect (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments, supplements or other modifications required under any Material Contract to which Company or any of its Subsidiaries is a party or bound (the “Third-Party Consents”) and that are necessary or advisable to be given, obtained and/or effected in order to consummate the transactions contemplated by this Agreement, and in connection therewith, neither the Company nor any of its Subsidiaries shall (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) amend or otherwise modify any such Material Contract or (c) agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining and/or effecting any Third-Party Consents without the prior consent of Parent; provided, however, that upon the request of Parent, the Company shall (and shall cause its Subsidiaries to) take any such actions so long as the effectiveness of such action is contingent on the Closing.

Section 6.06.      Information and Access.

(a)           The Company and Parent each shall (and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to), upon the reasonable request by the other, use reasonable best efforts to furnish to the other, as promptly as practicable, all information concerning itself, its Representatives and such other matters as may be necessary or advisable in connection with the documentation to effect the expiration of all waiting periods under applicable Laws and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement, and all filings, notices, reports, consents, registrations, approvals, permits and authorizations, made or sought by or on behalf of Parent, the Company or any of their respective Affiliates to or from any third party, including any Governmental Entity, in each case necessary or advisable in connection with the transactions contemplated by this Agreement.

(b)           In addition to and without limiting the rights and obligations set forth in Section 6.06(a), the Company shall (and shall cause its Subsidiaries to), upon reasonable prior notice, afford Parent and its Representatives reasonable access from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, to its employees, agents, properties, offices and other facilities, Contracts, books and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by or on behalf of Parent; provided, however, that, subject to compliance with the obligations set forth in Section 6.06(c), neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent (i) such information relates to any Acquisition Proposal or similar transaction, before or after the date hereof, including the applicable portions of the minutes of the meetings of the Company Board or any committee thereof (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (A) the transactions contemplated by this Agreement or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any other Person or (B) any Acquisition Proposal or (ii) doing so would, in the Company’s reasonable determination following consultation with outside legal counsel, be reasonably likely to result in (A) a violation of applicable Law, (B) the disclosure of any material Trade Secrets in a manner that would result in any such Trade Secrets no longer being protected as such under applicable Law following such disclosure, (C) the breach of any contractual confidentiality obligations in any Contract with a third party entered into prior to the date of this Agreement or following the date of this Agreement in compliance with Section 6.01 and Section 6.02 or (D) the waiver of any attorney-client privilege or protection (including attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings, in any material respect. All requests for such access or information made pursuant to this Section 6.06(b) shall be initially directed to the Person set forth in Section 6.06(b) of the Company Disclosure Schedule, which Person may be replaced by the Company at any time by providing written notice to Parent.

(c)           In the event that the Company objects to any request submitted pursuant to Section 6.06(b) on the basis of one or more of the matters set forth in clauses (i) or (ii) of Section 6.06(b), it must do so by providing Parent, in reasonable detail, the nature of what is being prevented and/or withheld and the reasons therefor, and prior to preventing such access or withholding such information or documents from Parent and its Representatives, the Company shall cooperate with Parent to make appropriate substitute arrangements to permit reasonable substitute access or disclosure, including through the use of commercially reasonable efforts to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such information and documents in a manner to remove the basis for the objection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by clause (ii)(C) of Section 6.06(b), obtaining a waiver with respect to or consent under such contractual confidentiality obligations.

(d)           No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 6.06 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available pursuant to this Section 6.06 or otherwise in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity.

Section 6.07.      Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release mutually agreed by Parent and the Company. Thereafter, the Company and Parent shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any other press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by this Agreement except (a) as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service or the NASDAQ, (b) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s responses thereto or (c) with respect to the Parties’ disclosures or communications with any Governmental Entity regarding the Offer Documents or the Schedule 14D-9 or with respect to the communications contemplated by Section 6.08(d), which shall be governed by the provisions of Section 2.01(h), Section 2.02(a) and Section 6.08(d), respectively. In addition to the exceptions set forth in foregoing clauses (a) through (c) of the second sentence of this Section 6.07, each of the Company and Parent (and Representatives thereof) may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Company and Parent or to the extent that they have been reviewed and previously approved by both the Company and Parent.

Section 6.08.      Employee Benefits.

(a)           Parent agrees that the Continuing Employees shall, following the Effective Time receive compensation and benefits (including severance benefits) substantially comparable to those provided by Parent and its Affiliates to similarly situated employees of Parent and its Affiliates (excluding defined benefit pension plans and stock-based compensation); provided, that, to the extent any Continuing Employee is provided with compensation and benefits that are substantially the same as those provided to such Continuing Employee by the Company immediately prior to the Closing Date, such compensation and benefits will be deemed to satisfy the requirements of this section; provided, however, that the requirements of this Section 6.08(a) shall not apply to Continuing Employees who are covered by a collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization.

(b)           Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions or limitations and eligibility waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Parent or any of its Affiliates, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, to the extent it would result in a duplication of benefits or to the extent that such service was not recognized under the comparable Company Benefit Plan immediately prior to the Effective Time.

(c)           Prior to the Effective Time, if requested by Parent in writing at least 10 Business Days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company 401(k) Plans to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plans be terminated under this Section 6.08(c), the Company shall, prior to the Effective Time, provide Parent with evidence that such Company 401(k) Plans have been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent not later than the day immediately preceding the Effective Time).

(d)           Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(e)           Between the date of this Agreement and the Closing Date, with prior notice to and consultation with the Company, Parent may (or may cause its Subsidiaries to) seek to enter into new employment or similar agreements with certain employees of the Company (contingent on the occurrence of the Closing), including agreements with non-competition and non-solicitation provisions, to the extent such covenants are enforceable pursuant to their terms and applicable Law. The Company shall use its reasonable best efforts to cooperate to facilitate Parent’s (or its Subsidiaries’) efforts to seek such agreements, including providing reasonable access to employees of the Company.

(f)            The Company shall make available to Parent the documents and information set forth on Section 6.08(f) of the Company Disclosure Schedules within ten Business Days of the date of the Agreement.

(g)            Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) without limiting the generality of Section 9.08, create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

Section 6.09.      Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the Indemnified Parties against all costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and advance related expenses as incurred; provided that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the Chosen Courts that such Person is not entitled to such advanced expenses.

(b)           Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Insurance carrier as of the date of this Agreement with terms, conditions, retentions and limits of liability that are substantially identical to the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed the amount set forth in Section 6.09(b) of the Company Disclosure Schedule. If the Company fails to obtain such “tail” insurance policies prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with the Company’s D&O Insurance carrier as of the date of this Agreement or with one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s D&O Insurance carrier as of the date of this Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall the annual cost of such D&O Insurance exceed during the Tail Period the amount set forth in Section 6.09(b) of the Company Disclosure Schedule; and provided further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)           All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of the Indemnified Parties for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date hereof) and as provided in the indemnification agreements between the Company and said Indemnified Parties in the forms made available by the Company to Parent or Parent’s Representatives, shall survive the consummation of the Offer and the Merger and shall not be amended, repealed or otherwise modified in any manner that would be less favorable in any material respect to such Indemnified Parties than such rights existing prior to the Effective Time, and shall be observed by Parent, the Surviving Corporation and their successors and assigns to the fullest extent available under applicable Law for a period of six (6) years from the Effective Time. Any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.09(c) and all rights provided under this Section 6.09 until disposition of such claim.

(d)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all the obligations set forth in this Section 6.09.

(e)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organizational Documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise.

The provisions of this Section 6.09 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 6.09. This Section 6.09 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Party or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party.

Section 6.10.      Takeover Statutes. If any Takeover Statute is, becomes or is deemed applicable to the transactions contemplated by this Agreement the Company and the Company Board shall grant such approvals and shall take such actions as are reasonably necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statutes.

Section 6.11.      Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company or any Indemnified Party from and following the date of this Agreement and prior to the Effective Time (such litigation, other than any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 3.02(f), “Transaction Litigation”), the Company shall as promptly as practicable (a) notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof and (b) give Parent the opportunity, at its own cost and expense, to participate in the defense and/or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Company shall not settle or agree to settle any Transaction Litigation without prior written consent of Parent.

Section 6.12.      Section 16 Matters. The Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 under the Exchange Act)), shall, prior to the Offer Acceptance Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 6.13.      Rule 14d-10 Matters. Prior to the Offer Acceptance Time, the compensation committee of the Company Board will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the compensation committee of the Company Board (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.14.      Delisting and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable Law, including, for the avoidance of doubt, the rules and policies of the NASDAQ to enable (i) the delisting by the Surviving Corporation of Shares and Senior Notes from the NASDAQ and the deregistration of the Shares and Senior Notes under the Exchange Act as promptly as practicable after the Effective Time, but in any event no more than 10 days thereafter and (ii) the delisting by the Surviving Corporation of Series C Preferred Stock and the deregistration of the Series C Preferred Stock in connection with the redemption of the Series C Preferred Stock in accordance with Section 6.18. In connection therewith, Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 6.14) shall use commercially reasonable efforts to (a) assist in enabling the Company or NASDAQ to be in a position to promptly file and cause the Surviving Corporation or NASDAQ to file with the SEC a Form 25 on the Closing Date and (b) cause the Surviving Corporation to file a Form 15 on the first Business Day that is at least 10 days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”). Upon Parent’s determination that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, the Company shall deliver to Parent at least five Business Days prior to the Effective Time a draft of any such reports required to be filed during the Delisting Period, which is sufficiently developed, such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.

Section 6.15.      FIRPTA Certificate. At the Closing, the Company shall have delivered to Parent a statement of non-U.S. real property holding corporation status pursuant to Treasury Regulations Section 1.1445-2(c)(3), dated as of the Closing Date and executed by the Company, in a form reasonably acceptable to Parent.

Section 6.16.      Financing Cooperation.

(a)           The Company shall provide to Parent, and shall use its reasonable best efforts to cause representatives of the Company to provide to Parent, on a timely basis, all cooperation reasonably requested by Parent in connection with the arrangement by Parent or any of its Subsidiaries of any debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company) prior to the Closing Date (including the marketing efforts in connection therewith) including by: (i) subject to confidentiality agreements reasonably acceptable to the Company, permitting Parent’s financing sources to conduct customary due diligence and evaluate the assets of the Company for the purpose of establishing collateral arrangements as of the Closing (including providing sufficient access to allow such lenders (or their agents or representatives) to conduct field examinations and appraisals), (ii) arranging for customary pay-off, satisfaction, discharge and termination at the Closing of the Closing Indebtedness and the release of all Encumbrances relating to such Closing Indebtedness on the properties and assets of the Company, (iii) facilitating the execution and delivery by Parent at the Closing of definitive documents related to any debt financing, including the pledging of collateral to Parent’s financing sources at the Closing and (iv) assisting Parent in the satisfaction of conditions precedent or any other obligations set forth in any debt financing to the extent the satisfaction of such conditions or obligations requires the cooperation of or is within the control of the Company. Notwithstanding anything herein to the contrary, all such information and access may be limited by the Company to the same extent as information and access provided to Parent may be limited pursuant to Section 6.06.

(b)           Notwithstanding anything to the contrary in this Section 6.16, (i) the Company shall not be required to undertake any obligation or execute any agreement that would be effective prior to the Closing, (ii) the Company shall not be required to take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which the Company is a party, (iii) the Company shall not be required to provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged and (iv) no officer or representative of the Company shall be required to deliver any certificate or take any other action that could reasonably be expected to result in personal liability to such officer or representative. Except to the extent contemplated hereunder, Parent acknowledges and agrees that the Company and its representatives shall not have any responsibility for, or incur any liability to any person under or in connection with, the arrangement of any debt financing that Parent may raise in connection with the transactions contemplated by this Agreement or any other debt financing of Parent.  Parent shall (x) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 6.16 and (y) indemnify and hold harmless the Company and its representatives from and against any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties and costs and expenses suffered or incurred by them in connection with the arrangement of any debt financing (other than to the extent arising from willful misconduct, fraud, or intentional misrepresentation of information provided by Company in connection with the debt financing).

Section 6.17.      Pay-Off Letter and Lien Releases. The Company shall deliver to Parent on or prior to the Closing Date (and at least five (5) Business Days prior to the Closing Date, drafts of) executed pay-off letters or other documentary evidence (“Pay-Off Documentation”) in customary form reasonably acceptable to Parent with respect to all Closing Indebtedness, which Pay-Off Documentation shall provide that upon receipt from or on behalf of the Company of the applicable pay-off amount in respect of such Indebtedness, (a) such Indebtedness and any obligations related thereto shall be satisfied, (b) all Encumbrances on assets or property securing such Indebtedness shall be released and terminated without any further action by the secured parties, (c) the Company or its designee (which may be Parent) shall be authorized and entitled to file documents to reflect the release of any such Encumbrances and (d) an agreement by the applicable lender(s), holder(s) or agent, as the case may be, to execute from time to time such additional lien release instruments as may be reasonably requested by Parent; provided that the Pay-Off Documentation required in respect of the Senior Notes shall be limited to customary notices, certificates, opinions and acknowledgments evidencing the delivery of a notice of redemption and the satisfaction and discharge of the Indebtedness and obligations in respect of the Senior Notes upon deposit of the applicable amount with the trustee.

Section 6.18.      Redemption of Company Preferred Stock. Prior to the Effective Time, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its transfer agent to, cooperate with Parent and take all actions reasonably necessary or advisable to enable Parent and Merger Sub to provide written notices of redemption to each holder of shares of Series B Preferred Stock and Series C Preferred Stock, immediately following the Effective Time and on the Closing Date, to redeem all outstanding shares of Series B Preferred Stock and Series C Preferred Stock in accordance with the provisions of the Series B Certificate of Designation and the Series C Certificate of Designation, respectively (the “Preferred Stock Redemptions”), including by providing to Parent and Merger Sub, as promptly as reasonably practicable, all documents, certificates and other information as reasonably requested by Parent and Merger Sub to consummate the Preferred Stock Redemptions as promptly as practicable following the Closing Date in accordance with this Section 6.18.

Article VII

Conditions Precedent

Section 7.01.      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of each of the following conditions:

(a)           No Legal Prohibition. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (a “Restraint”) that is in effect and makes unlawful or prevents the consummation of the Merger.

(b)           Consummation of Offer. Merger Sub shall have irrevocably acccepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Article VIII

Termination

Section 8.01.      Termination by Mutual Written Consent. Subject to the other provisions of this Article VIII, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Offer Acceptance Time, by the mutual written consent of the Parties.

Section 8.02.      Termination by Either the Company or Parent. Subject to the other provisions of this Article VIII, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by either the Company or Parent:

(a)           at any time prior to the Effective Time, if the Offer Acceptance Time shall not have occurred on or prior to the 150th day following the date of this Agreement (the “End Date”); provided that, at any time during the period beginning on the 120th day following the date of this Agreement and prior to the 150th day following the date of this Agreement, either the Company or Parent may extend the End Date to the 180th day following the date of this Agreement by written notice to the other Party in the event that any of the Offer Conditions set forth in clause (b) (No Legal Prohibition) (if the Restraint relates to Antitrust Laws, the FATA or the NZ Act), clause (c) (Antitrust Approvals), clause (d) (FIRB Approval) and clause (e) (New Zealand Overseas Investment Regime) of Annex I shall not have been satisfied, but all other Offer Conditions shall have been satisfied or be capable of being satisfied at such time (it being understood that in the case of any such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date as so extended); provided further, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement shall not be available to either the Company or Parent if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have caused the occurrence of the failure of an Offer Condition to be satisfied on or prior to the End Date (it being understood that for the purposes of this Section 8.02(a) any such breach by Merger Sub shall be deemed such a breach by Parent);

(b)           at any time prior to the Effective Time, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law that makes unlawful or prevents the consummation of the transactions contemplated by this Agreement and such Law shall have become final and non-appealable; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 8.02(b) shall not be available to the Company or Parent if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have caused the occurrence of the failure of an Offer Condition to be satisfied (it being understood that for the purposes of this Section 8.02(b) any such breach by Merger Sub shall be deemed such a breach by Parent); or

(c)           if the Offer (as extended in accordance with the terms of this Agreement) has been withdrawn or terminated in accordance with the terms of this Agreement without the acceptance for payment of Shares pursuant to the Offer; provided, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 8.02(c) shall not be available to the Company or Parent if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have caused the events specified in this Section 8.02(c).

Section 8.03.      Termination by the Company. Subject to the other provisions of this Article VIII, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a)           at any time prior to the Offer Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that an Offer Condition would not be satisfied (and such breach or failure to be true and correct is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the fewer of (i) 30 days after the giving of written notice of such breach or failure by the Company to Parent and Merger Sub specifying this Section 8.03 and describing such breach or failure and (ii) the number of days remaining until the End Date); provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 8.03 shall not be available to the Company if it has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement which breach would give rise to a failure of an Offer Condition to be satisfied; or

(b)           at any time prior to the Offer Acceptance Time, in order for (i) the Company Board to cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a violation of Section 6.02 and/or (ii) the Company to enter into or cause one of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a violation of Section 6.02; provided, that the right to terminate this Agreement pursuant to this Section 8.03(b) shall not be available to the Company if it has breached in any material respect its obligations under Section 6.02(d) with respect to such Superior Proposal.

Section 8.04.      Termination by Parent. Subject to the other provisions of this Article VIII, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by Parent:

(a)           at any time prior to the Offer Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, which breach or failure to be true and correct would give rise to the failure of a condition set forth in clause (d) (Representations and Warranties) or clause (e) (Performance of Obligations of the Company) of Annex I (and such breach or failure to be true and correct is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the fewer of (i) 30 days after the giving of written notice of such breach or failure by Parent to the Company specifying this Section 8.04(a) and describing such breach or failure and (ii) the number of days remaining until the End Date); provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 8.04(a) shall not be available to Parent if either Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement set forth in this Agreement which breach would give rise to a failure of an Offer Condition to be satisfied; or

(b)           at any time prior to the Offer Acceptance Time, if (i) the Company Board shall have effected a Change of Recommendation, or (ii) the Company Board has caused or permitted the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or the Company enters into or causes a Subsidiary thereof to enter into such an Alternative Acquisition Agreement.

Section 8.05.      Notice of Termination; Effect of Termination and Abandonment.

(a)           In the event the Company or Parent intends to terminate this Agreement, the Company or Parent, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision or provisions of this Agreement pursuant to which such termination and abandonment is intended to be effected.

(b)           In the event this Agreement is terminated pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Affiliates or its or their respective Representatives); provided, however, that: (i) no such termination shall relieve any Party of any liability or damages to any other Party (A) resulting from any Fraud or Willful Breach of this Agreement or (B) as contemplated by Section 8.05(c) and Section 8.05(d); and (ii) Section 2.01(g), Section 2.02(b), the last sentence of Section 6.16(b), this Section 8.05, Article IX and the Confidentiality Agreement shall survive any termination of this Agreement.

(c)           In the event this Agreement is terminated pursuant to this Article VIII:

(i)               by either the Company or Parent pursuant to (x) Section 8.02(a) (End Date) (but only if at such time Parent has complied with its obligations under this Agreement in all material respects such that Parent would not be prohibited from terminating this Agreement pursuant to the proviso of Section 8.02(a)) or (y) Section 8.02(c) (Termination of Offer) (but only if at such time Parent has complied with its obligations under this Agreement in all material respects such that Parent would not be prohibited from terminating this Agreement pursuant to the proviso of Section 8.02(c)), and at the time of such termination described in clause (x) or (y), the Minimum Condition shall not have been satisfied and each of the Offer Conditions set forth in clause (b) (No Legal Prohibition), clause (c) (Antitrust Approvals), clause (d) (FIRB Approval), and clause (e) (New Zealand Overseas Investment Regime) of Annex I shall have been satisfied or (z) by Parent pursuant to Section 8.04(a) (Company Breach), and in any such case: (A)  a bona fide Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination); and (B) within 12 months after any such termination and abandonment, (1) the Company or any of Subsidiaries shall have entered into a definitive Alternative Acquisition Agreement, and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), (2) the Company Board shall have approved or recommended to the Company’s stockholders any Acquisition Proposal, and subsequently consummates the Acquisition Proposal contemplated thereby (regardless of whether such consummation occurs within such 12-month period), or (3) any Acquisition Proposal shall have been consummated (with “50 percent” being substituted in lieu of “15 percent” in each instance thereof in the definition of “Acquisition Proposal” referenced in the definition of “Alternative Acquisition Agreement” or otherwise for purposes of this Section 8.05(c)(i)(B)), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds upon the consummation of the applicable Acquisition Proposal;

(ii)              by the Company pursuant to Section 8.03(b)(Superior Proposal), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds concurrently with such termination; or

(iii)            by Parent pursuant to Section 8.04(b) (Change of Recommendation), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within two Business Days following the date of such termination.

(d)           The Parties acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion, (ii) the agreements set forth in this Section 8.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if the Company fails to promptly pay or cause to be paid the amount due pursuant to this Article VIII, and, in order to obtain such amount, Parent commences a Proceeding that results in a judgment against the Company for the Termination Fee (or any portion thereof), the Company shall pay or cause to be paid to Parent its costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee (or any portion thereof), as the case may be, at the prime rate as published in the Wall Street Journal in effect on the date such amount was required to be made from such date through the date of payment and (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Termination Fee becomes payable by, and is paid or caused to be paid by, the Company, such fee shall be Parent’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement; provided, however, that any such payment shall not relieve the Company of any liability or damages incurred or suffered by Parent or Merger Sub to the extent such liability or damages were the result of or arise out of any: (x) Fraud or (y) a Willful Breach of this Agreement by the Company (including with respect to breaches of this Agreement pursuant to which the Termination Fee shall have become or becomes payable pursuant to this Article VIII), and in either such case Parent and/or Merger Sub shall be entitled to all rights and remedies available in equity or at law, in contract, in tort or otherwise for such Fraud or Willful Breach.

Article IX

Miscellaneous and General

Section 9.01.      Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.      Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 9.02. Such communications must be sent to the respective Parties at the following street addresses or email addresses (or at such street address or email address previously made available or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 9.02):

if to the Company:

General Finance Corporation
39 East Union Street
Pasadena, CA 91103
Attention:	Christopher A. Wilson
Facsimile:	(317) 406-4731
Email:	cwilson@generalfinance.com

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	John Rafferty
Email:	JRafferty@mofo.com

if to Parent or Merger Sub:

United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Attention:	Joli Gross
Email:	jgross@ur.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Francis J. Aquila
Email:	aquilaf@sullcrom.com

Section 9.03.      Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except as otherwise expressly provided herein.

Section 9.04.      Transfer Taxes. Except as otherwise provided in Section 3.02(b) all Transfer Taxes incurred in connection with the Merger shall be paid by the Party incurring such Taxes.

Section 9.05.      Amendment or Other Modification; Waiver.

(a)           Subject to the provisions of applicable Law and the provisions of Section 6.09, at any time prior to the Offer Acceptance Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties (and in the case of the Company and Merger Sub, by action taken or authorized by the Company Board or board of directors of Merger Sub, respectively).

(b)           The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and at any time prior to the Offer Acceptance Time, may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent provided for otherwise in Section 8.05.

Section 9.06.      Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)           This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

(b)           Each of the Parties agrees that: (i) it shall bring any Proceeding against any other Party in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.06(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)           Each Party acknowledges and agrees that any Proceeding against any other Party which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Proceeding. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 9.06(c).

Section 9.07.      Specific Performance.

(a)           Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, except to the extent provided otherwise in Section 8.05, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, consistent with the provisions of Section 9.06(b), in the Chosen Courts without necessity of posting a bond or other form of security. Notwithstanding anything in this Agreement to the contrary, a final and non-appealable judgment in any such action or proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, except to the extent consistent with the provisions set forth in Section 8.05.

(b)           To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms and conditions of this Agreement, the End Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

Section 9.08.      Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies, express or implied, hereunder, including, the right to rely upon the representations and warranties set forth in this Agreement, except (i) from and after the Effective Time, the Indemnified Parties pursuant to the provisions of Section 6.09 and each of their respective successors, legal representatives and permitted assigns shall be third-party beneficiaries, (ii) if the Offer Acceptance Time occurs, for the rights of holders of Shares that validly tendered (and did not withdraw) their Shares in the Offer to receive the Offer Price in respect of such Shares, and (iii) if the Effective Time occurs, for the rights of the holders of Shares to receive the Merger Consideration and for the rights of the holders of Company Equity Awards to receive such amounts as provided for in Section 3.03.

Section 9.09.      Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed or satisfied by an Affiliate of such Party, shall be deemed to have been performed or satisfied by such Party.

Section 9.10.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of the other Parties not seeking to assign any of its rights or interests or delegate any of its obligations, except as provided for in Section 9.09, and any attempted or purported assignment or delegation in violation of this Section 9.10 shall be null and void; provided, however, that Parent may designate another Wholly Owned Subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Wholly Owned Subsidiary as of the date of such designation.

Section 9.11.      Entire Agreement.

(a)           This Agreement (including the Exhibits and Schedules), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

(b)           In the event of (a) any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Exhibits and Schedules or the Company Disclosure Schedule (other than an exception expressly set forth in the Company Disclosure Schedule), on the other hand, the statements in the body of this Agreement shall control or (b) any inconsistency between the statements in this Agreement, on the one hand, and the Confidentiality Agreement, on the other hand, the statements in this Agreement shall control.

Section 9.12.      Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.13.      Counterparts; Effectiveness. This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (b) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.

GENERAL FINANCE CORPORATION

By:	/s/ Jody E. Miller
	Name:	Jody E. Miller
	Title:	Chief Executive Officer and President

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Joli Gross
	Name:	Joli Gross
	Title:	Senior Vice President, General Counsel & Corporate Secretary

By:	/s/ Craig A. Pintoff
	Name:	Craig A. Pintoff
	Title:	Executive Vice President, Chief Administrative Officer

UR Merger Sub VI Corporation

By:	/s/ Joli Gross
	Name:	Joli Gross
	Title:	Authorized Signatory

By:	/s/ Craig A. Pintoff
	Name:	Craig A. Pintoff
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Annex I

Conditions to the Offer

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Merger Sub’s right to extend and amend the Offer pursuant to the provisions of the Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist, or have occurred and are continuing, at the scheduled Expiration Time of the Offer:

(a)           Minimum Condition. The number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been received), together with the Shares then owned by Merger Sub, does not represent at least one share more than 50% of the then outstanding Shares (the “Minimum Condition”).

(b)           Legal Prohibition. Any Restraint shall be in effect and makes unlawful or prevents the consummation of the Offer or the Merger.

(c)           Antitrust Approvals. The statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act, if applicable, any contractual waiting periods under any timing agreements under the HSR Act with a Governmental Antitrust Entity applicable to the transactions contemplated by this Agreement, shall not have expired or been earlier terminated.

(d)           FIRB Approval. Parent and Merger Sub shall not have received FIRB Approval.

(e)           New Zealand Overseas Investment Regime. Parent and/or Merger Sub shall not have received all consents and/or clearances required from the OIO and/or the NZMOF to give effect to the transactions contemplated by this Agreement pursuant to the NZ Act.

(f)            Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.02(a) (Capital Structure) shall not be true and correct in all respects as of the date of this Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies; (ii) set forth in Section 4.01(a) (Organization, Good Standing and Qualification), Section 4.02 (Capital Structure) (other than clause (a)), Section 4.03 (Corporate Authority; Approval and Fairness), Section 4.04(b)(i)(x) (No Violations) and Section 4.22 (Brokers and Finders) shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of this Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) set forth in the Agreement, other than those Sections specifically identified in clause (i) or (ii) of this paragraph (f), shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the date of this Agreement and as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)           Performance of Obligations of the Company. The Company shall not have complied with or performed in all material respects all obligations required to be performed by it under this Agreement prior to the Expiration Time, and such failure to comply shall not have been cured by the Expiration Time.

(h)           No Material Adverse Effect. Since the date of this Agreement, there shall have occurred any event, change, development, circumstance, fact or effect that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(i)            Company Certificate. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the satisfaction of the conditions described in paragraphs (f) and (g) above.

(j)            No Termination of Agreement. This Agreement shall have been terminated in accordance with its terms.

(k)           Non-Competition Agreement. The Non-Competition Agreement executed and delivered by the Non-Compete Person shall be in full force and effect, and the Non-Compete Person shall not have revoked or rescinded the same.

(l)            New Employee Agreements. (i) All of the Key Employees shall have each executed and delivered a Key Employee Agreement and a Key Employee Side Letter, which shall be in full force and effect, and (ii) no Key Employee shall have notified Parent, the Company or any Subsidiary of Parent or the Company of such Person’s intention of not accepting or leaving the employ of Parent, the Company or a Subsidiary of the Company or Parent in connection with the transactions contemplated by this Agreement, or shall have, or attempted to, revoke or rescind any such applicable Key Employee Agreement, if the resignation of any such Key Employee, or the taking of any action contemplated under the foregoing provisions of this clause (ii) by any such Key Employee prior to the Closing, would cause clause (i) of this Section (l) to not be satisfied at the Closing.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent such waiver is permitted by applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in this Agreement to which it is annexed.